Filed pursuant to Rule 424(b)(3)
Registration No. 333-197358

PROSPECTUS

Energy Transfer Equity, L.P.

Offer to Exchange

Up to $700,000,000 of

5.875% Senior Notes due 2024 (CUSIP Nos. 29273V AE0 and U29268 AA4)

That Have Not Been Registered Under

The Securities Act of 1933

For

Up to $700,000,000 of

5.875% Senior Notes due 2024 (CUSIP No. 29273V AD2)

That Have Been Registered Under

The Securities Act of 1933

Terms of the New Notes Offered in the Exchange Offer:

•	The terms of the new 5.875% senior notes due 2024 (CUSIP No. 29273V AD2 (the “New Notes”)) are identical to the terms of the old 5.875% senior notes due 2024 that were issued on May 28, 2014 (CUSIP Nos. 29273V AE0 and U29268 AA4 (the “Old Notes” and, together with the New Notes, the “Additional 2024 Notes”)), except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	The Additional 2024 Notes are additional notes issued pursuant to the Indenture dated as of September 20, 2010, between us and U.S. Bank National Association, as supplemented by the Fourth Supplemental Indenture thereto dated as of December 2, 2013, the Fifth Supplemental Indenture thereto dated as of May 28, 2014 and the Sixth Supplemental Indenture thereto dated as of May 28, 2014 (as so amended and supplemented, the “Indenture”), pursuant to which we previously issued $450 million aggregate principal amount of 5.875% senior notes due 2024 (the “Existing 2024 Notes”). The Additional 2024 Notes, together with the Existing 2024 Notes, will be treated as a single series for all purposes under the Indenture, including notices, consents, waiver, amendments, redemptions and any other action permitted under the indenture. Following the completion of this exchange offer, any Additional 2024 Notes accepted for exchange will be fungible with the Existing 2024 Notes and will trade under the same CUSIP as the Existing 2024 Notes. We refer to the Additional 2024 Notes and the Existing 2024 Notes as the “Notes.” We currently have $1.15 billion aggregate principal amount of Notes outstanding.

Terms of the Exchange Offer:

•	We are offering to exchange up to $700,000,000 of our Old Notes for New Notes, with materially identical terms, that have been registered under the Securities Act and are freely tradable.

•	We will exchange all Old Notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of New Notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on August 26, 2014, unless extended.

•	Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	Broker-dealers who receive New Notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such New Notes.

•	Broker-dealers who acquired the Old Notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the New Notes.

You should carefully consider the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2014

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to Energy Transfer Equity, L.P., 3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: Thomas P. Mason (Telephone (214) 981-0700). To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than five business days prior to the expiration of the exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our web site is located at http://www.energytransfer.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on or accessible through our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus certain information filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, after the date of the initial registration statement prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed January 29, 2014, February 19, 2014, March 3, 2014, March 25, 2014, April 24, 2014, April 28, 2014 (two Form 8-K filings), May 22, 2014, May 28, 2014, June 5, 2014, July 11, 2014 (two Form 8-K filings) and July 25, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Reports on Form 8-K);

•	Item 1A—Risk Factors of the Annual Report on Form 10-K for the year ended December 31, 2013 of ETP;

•	Item 1A—Risk Factors of the Annual Report on Form 10-K for the year ended December 31, 2013 and of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of Regency; and

•	Item 1A—Risk Factors of the Annual Report on Form 10-K for the year ended December 31, 2013 of Sunoco Logistics.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our web site at the address provided above or by writing or calling us at the address set forth below.

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: Sonia Aubé

Telephone: (214) 981-0700

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain various forward-looking statements and information that are based on our beliefs and those of our general partner, LE GP, LLC, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus , words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	a reduction in distributions from ETP, Regency or Sunoco Logistics;

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	our consolidated debt level and ability to service our debt;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	fluctuations in the prices and market demand for, and the relationship between, natural gas, NGLs and oil;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic natural gas, NGL and oil production, imports and exports;

•	actions taken by foreign natural gas, NGL and oil producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for natural gas, NGLs and oil;

•	availability of local, intrastate and interstate storage, terminal and transportation systems, and refining;

•	the continued ability to find and contract for new sources of natural gas supply;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries’ pipelines and facilities;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation and fuel efficiency efforts;

•	governmental regulation and taxation;

•	competition from other midstream, transportation and storage and retail marketing companies;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, processing, transportation and storage of natural gas and NGLs;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	the effectiveness of risk-management policies and procedures and the ability of our subsidiaries’ liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our subsidiaries’ internal growth projects, such as our subsidiaries’ construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to our subsidiaries’ existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	risks associated with the assets and operations of entities in which our subsidiaries own less than a controlling interest, including risks related to management actions at such entities that our subsidiaries may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•	dependency on key producers and key customers;

•	risks associated with natural disasters, terrorist attacks and cyber security breaches that could result in personal injury, property damage and environmental damage;

•	risks associated with changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations and with product liability claims and litigation; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus, as well as the risk factors set forth in our, ETP’s, Regency’s and Sunoco Logistics’ Annual Reports on Form 10-K for the year ended December 31, 2013, in each case as updated by our, ETP’s, Regency’s and Sunoco Logistics’ subsequent Quarterly Reports on Form 10-Q, and the other risks identified in the documents incorporated by reference herein. Any forward-looking statement made by us in this prospectus and the documents incorporated by reference herein is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SUMMARY

The following is a summary of some of the information contained in this prospectus. It is not complete and may not contain all of the information that is important to you. You should read carefully the entire prospectus, the documents incorporated by reference herein and the other documents to which we refer herein, including the risk factors beginning on page 15 and the financial statements incorporated by reference in this prospectus . Unless the context requires otherwise, (i) references to “we,” “us,” “our,” the “Partnership” and “ETE” mean Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include ETP, Regency and Sunoco Logistics; (ii) references to “ETP” mean Energy Transfer Partners, L.P. and its consolidated subsidiaries; (iii) references to “Regency” mean Regency Energy Partners LP and its consolidated subsidiaries; and (iv) references to “Sunoco Logistics” mean Sunoco Logistics Partners L.P. and its consolidated subsidiaries. Please see the Glossary in Appendix A of certain defined terms used in this prospectus.

Energy Transfer Equity, L.P.

We are a publicly-traded Delaware limited partnership (NYSE: ETE) that directly and indirectly owns equity interests in ETP, Regency and Sunoco Logistics, all of which are publicly-traded master limited partnerships engaged in diversified energy-related businesses. As of June 30, 2014, our equity interests in ETP, Regency and Sunoco Logistics consisted of:

	Incentive Distribution Rights (“IDRs”)		General Partner Interest		Limited Partner Interests
ETE’s Interests in ETP	100%		100%		30,841,069 Common Units	(1)
					50,160,000 Class H Units	(2)
ETE’s Interests in Regency	100%		100%		40,665,639 Common Units	(3)
ETE’s Interests in Sunoco Logistics	0.1	%(2)	0.1	%(2)	—
ETP’s Interests in Regency	—		—		31,372,419 Common Units	(4)
					6,274,483 Class F Units	(5)
ETP’s Interests in Sunoco Logistics	99.9%		99.9%		67,061,274 Common Units	(6)

(1)	Represents an approximate 9.5% limited partner interest in ETP.
(2)	The Class H Units entitle ETE to receive 50.05% of the cash distributions related to the IDRs and general partner interest of Sunoco Logistics received by ETP. As a result of ETE’s ownership of the Class H Units and a 0.1% membership interest in Sunoco Logistics’ general partner, ETE is entitled to receive 50.05% of the cash distributions related to the IDRs and general partner interest of Sunoco Logistics.
(3)	Represents an approximate 10.9% limited partner interest in Regency. On July 1, 2014, ETE’s wholly owned subsidiary, ETE Common Holdings, purchased 16,491,717 Regency common units from Regency, which increased ETE’s limited partner interest in Regency to approximately 14.4% as of such date.
(4)	Represents an approximate 8.4% limited partner interest in Regency.
(5)	The Regency Class F units were issued to Southern Union in connection the SUGS Contribution on April 30, 2013. The Class F units are not entitled to participate in Regency’s distributions for 24 months post-transaction closing and will convert into common units on a one-for-one basis in May 2015.
(6)	Represents an approximate 31.9% limited partner interest in Sunoco Logistics. The amount shown is subsequent to a two-for-one split of Sunoco Logistics common units, effected through the distribution of additional Sunoco Logistics common units on June 12, 2014.

In addition to the equity interests in ETP, Regency and Sunoco Logistics, ETE owns all of the membership interests in Trunkline LNG, an entity that owns an LNG regasification facility in Lake Charles, Louisiana, and a 60% membership interest in ET LNG, an entity whose subsidiary is developing an LNG project adjacent to the existing LNG regasification facility. ETP owns the remaining 40% membership interest in ET LNG. The proposed LNG project will include the construction of three liquefaction trains and will use the existing LNG storage and marine berthing facilities owned by Trunkline LNG. Trunkline will provide pipeline transportation services to supply natural gas to the LNG project. ETE expects the addition of liquefaction capabilities to the existing infrastructure at the Trunkline LNG Lake Charles facility to provide the bi-directional capabilities of liquefying and exporting natural gas as well as importing and regasifying LNG from other countries.

Trunkline LNG Export, LLC has secured all property rights required for the site of the liquefaction facility. Additionally, the Department of Energy has given conditional authorization for export from the LNG liquefaction facility of up to 15.0 million metric tonnes of LNG per annum to countries that are not parties to any free trade agreements with the United States and unlimited quantities of LNG to countries that are parties to free trade agreements with the United States. In September 2013, Trunkline LNG Export, LLC and related Energy Transfer entities entered into a project development agreement with BG Group to jointly develop the LNG project. In accordance with the project development agreement, ETE will own and finance the liquefaction facility, and BG Group will have a long-term tolling agreement with ETE for a majority of the offtake, a portion of which it may choose to assign to third parties. The BG Group will oversee the engineering and design and manage the construction of the liquefaction facility, as well as operate the facility. In connection with entering into the project development agreement, Trunkline LNG and Trunkline LNG Export, LLC filed an application with the FERC seeking authorization for the siting, construction, ownership and operation of the LNG project. The FERC filing represents the culmination of significant front-end engineering design work and pre-filing consultations with the FERC and other federal, state and local agencies that have been underway since mid-2012. In conjunction therewith, Trunkline LNG filed an application with the FERC to abandon certain facilities and services under Section 7(b) of the Natural Gas Act for authorization under Section 3, and Trunkline Gas Company, LLC filed an application for an order approving abandonment and issuing a Certificate of Public Convenience and Necessity in connection with the pipeline delivering gas into the proposed liquefaction facility. We expect to complete certain studies, permits and approvals through 2014, and we do not anticipate making any significant capital expenditures related to this project prior to the completion of those items.

Cash Distributions Received from ETP, Regency and Sunoco Logistics IDRs

ETP

The ETP IDRs entitle us, as the indirect holder of those rights, to receive the following percentages of cash distributed by ETP as the following target cash distribution levels are reached:

•	13.0% of all incremental cash distributed in a fiscal quarter after $0.275 has been distributed in respect of each common unit of ETP for that quarter;

•	23.0% of all incremental cash distributed in a fiscal quarter after $0.3175 has been distributed in respect of each common unit of ETP for that quarter; and

•	the maximum sharing level of 48.0% of all incremental cash distributed in a fiscal quarter after $0.4125 has been distributed in respect of each common unit of ETP for that quarter.

Regency

Additionally, the Regency IDRs entitle us, as the indirect holder of those rights, to receive the following percentages of cash distributed by Regency as the following target cash distribution levels are reached:

•	13% of all incremental cash distributed in a fiscal quarter after $0.4025 has been distributed in respect of each common unit of Regency for that quarter;

•	23% of all incremental cash distributed in a fiscal quarter after $0.4375 has been distributed in respect of each common unit of Regency for that quarter; and

•	the maximum sharing level of 48% of all incremental cash distributed in a fiscal quarter after $0.525 has been distributed in respect of each common unit of Regency for that quarter.

Sunoco Logistics

Following the two-for-one split of Sunoco Logistics common units on June 12, 2014 and the related amendment to the Sunoco Logistics partnership agreement, the Sunoco Logistics IDRs entitle ETP, as the indirect holder of those rights, to receive the following percentages of cash distributed by Sunoco Logistics as the following target cash distribution levels are reached:

•	13% of all incremental cash distributed in a fiscal quarter after $0.0833 has been distributed in respect of each common unit of Sunoco Logistics for that quarter;

•	35% of all incremental cash distributed in a fiscal quarter after $0.0958 has been distributed in respect of each common unit of Sunoco Logistics for that quarter; and

•	the maximum sharing level of 48.0% of all incremental cash distributed in a fiscal quarter after $0.2638 has been distributed in respect of each common unit of Sunoco Logistics for that quarter.

The percentages reflected above do not give effect to certain incentive distributions that have been relinquished for future periods, as discussed under “Cash Distributions Received from ETP, Regency and Sunoco Logistics” below.

Cash Distributions Received from ETP, Regency and Sunoco Logistics

ETP

The following are distributions declared and/or paid by ETP subsequent to September 30, 2013:

Quarter Ended	Record Date	Payment Date	Rate
September 30, 2013	November 4, 2013	November 14, 2013	$0.90500
December 31, 2013	February 7, 2014	February 14, 2014	0.92000
March 31, 2014	May 5, 2014	May 15, 2014	0.93500
June 30, 2014	August 4, 2014	August 14, 2014	0.95500

In connection with previous transactions between ETP and ETE and in connection with ETP’s pending merger with Susser, ETE has agreed to relinquish its right to certain incentive distributions in future periods, and ETP has agreed to make incremental distributions on the Class H Units in future periods. For the distributions paid for the three months ended March 31, 2014, the net impact of these adjustments resulted in a reduction of $26 million in the distributions from ETP to ETE. The following is a summary of the net reduction in total distributions that would potentially be made to ETE in current and future quarters (in millions) assuming that ETP’s pending merger with Susser closes in the third quarter of 2014:

Total Year
2014 (remainder)	$97
2015	86
2016	107
2017	85
2018	80
2019	70

Regency

The following are distributions declared and/or paid by Regency subsequent to September 30, 2013:

Quarter Ended	Record Date	Payment Date	Rate
September 30, 2013	November 4, 2013	November 14, 2013	$0.470
December 31, 2013	February 7, 2014	February 14, 2014	0.475
March 31, 2014	May 8, 2014	May 15, 2014	0.480
June 30, 2014	August 7, 2014	August 14, 2014	0.490

In conjunction with the SUGS Contribution on April 30, 2013, ETE agreed to forego incentive distributions with respect to the Regency common units issued in the transaction for the first eight consecutive quarters following the closing.

Sunoco Logistics

The following are distributions declared and/or paid by Sunoco Logistics subsequent to September 30, 2013, after giving effect to the two-for-one split of Sunoco Logistics common units on June 12, 2014:

Quarter Ended	Record Date	Payment Date	Rate
September 30, 2013	November 8, 2013	November 14, 2013	$0.31500
December 31, 2013	January 29, 2014	February 14, 2014	0.33125
March 31, 2014	May 9, 2014	May 15, 2014	0.34750
June 30, 2014	August 8, 2014	August 14, 2014	0.36500

The aggregate amount of ETP’s, Regency’s and Sunoco Logistics’ cash distributions to us in respect of any given quarter will vary depending on several factors, including the total outstanding partnership interests of such entity on the record date for the distribution, the aggregate cash distributions made by such entity and the amount of such entity’s partnership interests we own. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in ETE and the underlying business of ETP, Regency and Sunoco Logistics. See “Risk Factors” beginning on page 15, as well as the risk factors set forth in our, ETP’s, Regency’s and Sunoco Logistics’ Annual Reports on Form 10-K for the year ended December 31, 2013, in each case as updated by our, ETP’s, Regency’s and Sunoco Logistics’ subsequent Quarterly Reports on Form 10-Q.

ETP’s Business

ETP is one of the largest publicly-traded master limited partnerships in the United States in terms of equity market capitalization (approximately $18.78 billion as of June 30, 2014). ETP is managed by its general partner, ETP GP, and ETP GP is managed by its general partner, ETP LLC, which is owned by ETE. The primary activities in which ETP is engaged, all of which are in the United States, and the operating subsidiaries through which ETP conducts those activities are as follows:

•	Natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage through La Grange Acquisition, L.P.; and

•	interstate natural gas transportation and storage through ET Interstate and Panhandle. ET Interstate is the parent company of Transwestern, ETC Fayetteville Express Pipeline, LLC, ETC Tiger Pipeline, LLC and CrossCountry Energy, LLC. Panhandle is the parent company of the Trunkline and Sea Robin transmission systems.

•	NGL transportation, storage and fractionation services primarily through Lone Star, a joint venture with Regency in which ETP owns a 70% membership interest and Regency owns a 30% membership interest.

•	Refined product and crude oil operations, including the following:

•	refined product and crude oil transportation through Sunoco Logistics as described in more detail below under “—ETP’s Investment in Sunoco Logistics Partners L.P.”; and

•	retail marketing of gasoline and middle distillates through Sunoco and mid-atlantic convenience stores.

ETP’s Investment in Sunoco Logistics Partners L.P.

In connection with its acquisition of Sunoco in October 2012, ETP acquired all of the IDRs and general partner interest in Sunoco Logistics, as well as approximately 33.5 million common units of Sunoco Logistics. Through its ownership of ETP Class H Units, ETE is entitled to 50.05% of the cash distributions that ETP receives from Sunoco Logistics in respect of Sunoco Logistics’ IDRs and general partner interest.

Sunoco Logistics owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminaling and acquisition and marketing assets, which are used to facilitate the purchase and sale of crude oil, refined products and NGLs. Sunoco Logistics’ portfolio of geographically diverse assets earns revenues in more than 30 states located throughout the United States, and its business is comprised of the following four segments:

•	Crude Oil Pipelines transports crude oil principally in Oklahoma and Texas. The segment contains approximately 4,900 miles of crude oil trunk pipelines for high-volume, long-distance transportation, and approximately 500 miles of crude oil gathering lines that supply the trunk pipelines. The segment includes controlling financial interests in the West Texas Gulf Pipe Line Company and Mid-Valley Pipeline Company.

•	Crude Oil Acquisition and Marketing business gathers, purchases, markets and sells crude oil principally in the mid-continent United States. The segment utilizes Sunoco Logistics’ proprietary fleet of approximately 300 crude oil transport trucks and approximately 130 crude oil truck unloading facilities, as well as third-party assets.

•	Terminal Facilities operate with an aggregate storage capacity of approximately 46 million barrels. This segment includes the 22 million barrel Nederland, Texas crude oil terminal; the 5 million barrel Eagle Point, New Jersey refined products and crude oil terminal; the 5 million barrel Marcus Hook, Pennsylvania refined products and NGL facility; 39 active refined products marketing terminals located in the northeast, midwest and southwest United States; and several refinery terminals located in the northeast United States.

•	Refined Products Pipelines consist of approximately 2,500 miles of refined products pipelines, and joint venture interests in four refined products pipelines in the northwest and midwest United States. This segment includes a controlling financial interest in Inland Corporation.

Retail Marketing

ETP’s retail marketing business segment consists of Sunoco’s marketing operations, which sell gasoline and middle distillates at retail and operate convenience stores in 24 states, primarily on the East Coast and in the Midwest region of the United States. The highest concentrations of outlets are located in Connecticut, Florida, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Virginia. Some of these outlets are traditional locations that sell fuel products under the Sunoco® and Coastal® brands whereas others are APlus® convenience stores or Ultra Service Centers® that provide automotive diagnostics and repair. ETP’s branded fuels sales (including middle distillates) averaged 315,700 Bbls/d in 2013. The Sunoco® brand is positioned as a premium brand, and is the official fuel of NASCAR® and the INDYCAR® series through 2019 and 2014, respectively. Additionally, ETP’s APlus® convenience stores are the official convenience stores of NASCAR®.

Other Operations

ETP’s other operations consist of (i) natural gas compression services and a natural gas compression equipment business; (ii) an approximate 4.7% limited partner interest in AmeriGas Partners, L.P. (“AmeriGas”), which is engaged in retail propane marketing; (iii) an approximate 33% non-operating interest in a joint venture with The Carlyle Group, L.P., which owns a refinery in Philadelphia; and (iv) ownership of 31.4 million common units representing limited partner interests in Regency and 6.3 million Regency Class F common units.

Regency’s Business

Regency is a growth-oriented, publicly-traded Delaware limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas, the transportation, fractionation and storage of NGLs, the gathering, transportation and terminaling of oil (crude and/or condensate), and the management of coal and natural resources. Regency focuses on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring, Avalon and Granite Wash shales. Its assets are primarily located in Texas, Louisiana, Arkansas, Pennsylvania, California, Mississippi, Alabama, New Mexico and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma. On July 1, 2014, Regency completed its acquisition of Eagle Rock’s midstream business. The entities acquired by Regency are engaged in the business of gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting NGLs, crude oil and condensate logistics and marketing, and natural gas marketing and trading. The Eagle Rock midstream business is located in four significant natural gas producing regions: (i) the Texas Panhandle, (ii) East Texas/Louisiana, (iii) South Texas and (iv) the Gulf of Mexico. These four regions are productive, mature, natural gas producing basins that have historically experienced significant drilling activity. The Eagle Rock transaction is expected to complement Regency’s core gathering and processing business, and, when combined with its merger with PVR that was completed in March 2014, further diversify its basin exposure in the Texas Panhandle, East Texas and South Texas.

Regency’s operations are divided into six business segments:

•	Gathering and Processing. Regency provides “wellhead-to-market” services to producers of natural gas, which include transporting raw natural gas from the wellhead through gathering systems, processing raw natural gas to separate NGLs from the raw natural gas and selling or delivering pipeline-quality natural gas and NGLs to various markets and pipeline systems, the gathering, transportation and terminaling of oil (crude and/or condensate, a lighter oil) received from producers, and the gathering and disposing of salt water. This segment also includes Edwards Lime Gathering LLC, which operates natural gas gathering, oil pipeline, and oil stabilization facilities in south Texas, Regency’s 33.33% membership interest in Ranch Westex JV, which processes natural gas delivered from NGL-rich shale formations in west Texas, and Regency’s 51% interest in Aqua—PVR Water Services, LLC, which transports and supplies fresh water to natural gas producers in the Marcellus shale in Pennsylvania.

•	Natural Gas Transportation. Regency owns a 49.99% general partner interest in RIGS Haynesville Partnership Co., which owns the Regency Intrastate Gas System, a 450-mile intrastate pipeline that delivers natural gas from northwest Louisiana to downstream pipelines and markets, and a 50% membership interest in Midcontinent Express Pipeline LLC, which owns a 500-mile interstate natural gas pipeline stretching from southeast Oklahoma through northeast Texas, northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipe Line system in Butler, Alabama. This segment also includes Gulf States Transmission LLC, which owns a 10-mile interstate pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana.

•	NGL Services. Regency owns a 30% membership interest in Lone Star, an entity owning a diverse set of midstream energy assets including NGL pipelines, storage, fractionation and processing facilities located in Texas, New Mexico, Mississippi and Louisiana.

•	Contract Services. Regency owns and operates a fleet of compressors used to provide turn-key natural gas compression services for customer specific systems. Regency also owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, and dehydration.

•	Natural Resources. Regency is involved in the management and leasing of coal properties and the related collection of royalties. Regency also earns revenues from other land management activities, such as selling standing timber, leasing coal-related infrastructure facilities, and collecting oil and gas royalties. This segment also includes Regency’s 50% interest in Coal Handling Solutions LLC, which owns and operates end-user coal handling facilities.

•	Corporate. The Corporate segment comprises Regency’s corporate assets.

Recent Developments

On April 27, 2014, ETP and Susser entered into a definitive merger agreement pursuant to which ETP will acquire Susser for approximately $1.8 billion in cash and ETP common units. Under the terms of the merger agreement, Susser shareholders can elect to receive, for each Susser common share they own, either $80.25 in cash, 1.4506 ETP common units or a combination of $40.125 in cash and 0.7253 ETP common units. The aggregate cash paid and common units issued will be capped so that the cash and common units will each represent approximately 50% of the aggregate consideration. Elections in excess of the cash or common unit limits will be subject to proration. The merger is expected to close in the third quarter of 2014.

Our Management and Management of ETP, Regency and Sunoco Logistics

Our general partner, LE GP, LLC, manages and directs all of our activities. Our officers and directors are officers and directors of LE GP, LLC. The members of our general partner elect our general partner’s board of directors. The board of directors of our general partner has the authority to appoint our executive officers, subject to provisions in the limited liability company agreement of our general partner. Pursuant to other authority, the board of directors of our general partner may appoint additional management personnel to assist in the management of our operations and, in the event of the death, resignation or removal of our president, may appoint a replacement.

Each of ETP, Regency and Sunoco Logistics is managed by its general partner, which is ultimately responsible for the business and operations of ETP, Regency and Sunoco Logistics, as the case may be. Accordingly, the board of directors and officers of each entity’s general partner make decisions on behalf of ETP, Regency and Sunoco Logistics, as the case may be. For example, the amount of distributions paid under each entity’s cash distribution policy is subject to the determination of its general partner’s board of directors, taking into consideration the terms of such entity’s partnership agreement. Of the seven current directors of our general partner, three also serve on the board of directors of ETP’s general partner, two serve as a director on the board of directors of Regency’s general partner and one serves on the board of directors of Sunoco Logistics’ general partner.

Our Principal Executive Offices

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. Our web site address is www.energytransfer.com. Information contained on our web site is not incorporated into or otherwise a part of this prospectus.

Organizational Structure

The following chart summarizes our organizational structure as of June 30, 2014.

(1)	On July 1, 2014, ETE’s wholly owned subsidiary, ETE Common Holdings, purchased 16,491,717 Regency common units from Regency.
(2)	Assumes the completion of ETP’s merger with Susser, which is expected to close in the third quarter of 2014. See “Summary—Recent Developments.”

The Exchange Offer

On May 28, 2014, we completed a private offering of the Old Notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to cause the registration statement to be declared effective within 180 days after the date we issued the Old Notes.

Exchange Offer	We are offering to exchange New Notes for Old Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 26, 2014 unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept Old Notes for exchange if the exchange offer, or the making of any exchange by a holder of the Old Notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, or DTC, for tendering Old Notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”), require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC has received:

•	your instructions to exchange your Old Notes, and

•	your agreement to be bound by the terms of the letter of transmittal.

For more information on tendering your Old Notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “Exchange Offer—Procedures for Tendering,” and “Description of the New Notes,” and “Book-Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of Old Notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in the prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of the Old Notes, we will accept any and all Old Notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any Old Notes that we do not accept for exchange to you without expense promptly after the expiration date. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your Old Notes in the exchange offer, you will no longer be able to require us to register the Old Notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the Old Notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the Old Notes. A smaller outstanding principal amount of Old Notes available for trading may also make the price of the Old Notes more volatile.

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please refer to the section in this prospectus entitled “Certain United States Federal Tax Consequences.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: by First Class Mail: U.S. Bank National Association, Attn: Specialized Finance, 60 Livingston Avenue—EP-MN-WS2N, St. Paul, MN 55107-2292 or By Courier or Overnight Delivery: U.S. Bank National Association, Attn: Specialized Finance, 111 Fillmore Avenue, St. Paul, MN 55107-1402. Eligible institutions may make requests by facsimile transmission at (651) 495-8158, Attn: Specialized Finance.

Further Information	Questions or requests for assistance related to the exchange offer may be directed to Mauri Cowen, U.S. Bank National Association, at (713) 235-9206. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

Terms of the New Notes

The New Notes will be identical to the Old Notes except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The New Notes will evidence the same debt as the Old Notes, and the Indenture will govern the Old Notes and the New Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the New Notes, please refer to the section entitled “Description of New Notes” in this prospectus.

Issuer	Energy Transfer Equity, L.P.

Notes Offered	$700,000,000 aggregate principal amount of 5.875% senior notes due 2024. The Additional 2024 Notes are additional notes under the Indenture, pursuant to which we issued $450 million aggregate principal amount of the Existing 2024 Notes. The Additional 2024 Notes, together with the Existing 2024 Notes, will be treated as a single series for all purposes under the Indenture, including notices, consents, waivers, amendments, redemptions and any other action permitted under the Indenture. Following the completion of this exchange offer, any Additional 2024 Notes accepted for exchange will be fungible with the Existing 2024 Notes and will trade under the same CUSIP number as the Existing 2024 Notes. We currently have $1.15 billion aggregate principal amount of Notes outstanding.

Maturity	January 15, 2024.

Interest Rate	Interest on the New Notes accrues from December 2, 2013 (the date of issuance of the Existing 2024 Notes) at the per annum rate of 5.875%.

Interest Payment Dates	Interest on the New Notes is payable semi-annually on January 15 and July 15 of each year, with the next interest payment on July 15, 2014.

Ranking

Our obligations under the New Notes will be secured on a first-priority basis with our obligations under our revolving credit facility, term loan facility, our existing 7.500% senior notes due 2020 (the “2020 Notes”) and the Existing 2024 Notes, by a lien on substantially all of our and certain of our subsidiaries’ tangible and intangible assets, including (i) approximately 30.8 million ETP common units and approximately 50.2 million ETP Class H units that are held through our ownership interests in ETE Common Holdings Member and ETE Common Holdings; (ii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests and 100% of the outstanding IDRs in ETP; (iii) approximately 57.2 million Regency common units held by ETE and ETE Common Holdings; (iv) ETE’s 100% interest in ETE GP Acquirer; and (v) ETE GP Acquirer’s 100% interest in Regency GP LLC and Regency GP, through which ETE indirectly holds all of the outstanding the general partnership interests and IDRs in Regency, subject to certain exceptions and permitted liens. The liens securing the New Notes will be subject to the terms of a collateral agency agreement, under which the collateral agent (the “collateral agent”), acting at the direction of one or more of the administrative agents under our revolving credit facility and term loan facility, is generally entitled to sole control of all decisions and actions, including foreclosure, with respect to the collateral, even if an event of default under the New Notes has occurred, and neither the holders of New Notes nor the trustee will generally be entitled to independently exercise remedies with respect to the collateral. In addition, subject to limitations adversely affecting the equal and ratable treatment of the security interest of the trustee or imposing new material obligations on the trustee, the collateral agent is entitled, without the consent of holders of New Notes or the trustee, to amend the terms of the security documents securing the notes and to release the liens of the secured parties on any part of the collateral at any time. See “Description of New Notes—Collateral Agency Agreement.”

The New Notes will be our senior obligations. The New Notes will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness and senior to any of our future subordinated indebtedness. As of March 31, 2014, after giving effect to the amendment to our term loan facility to increase the amount thereunder to $1.4 billion and the offering of the Old Notes and the application of the net proceeds therefrom, ETE would have had approximately $3.7 billion of indebtedness outstanding (including the Old Notes for which we are exchanging the New Notes) that would rank equally in right of payment to the New Notes. See “Description of New Notes—Ranking” and “—Security for the Notes.”

The New Notes initially will not be guaranteed by any of our subsidiaries. However, if at any time following the issue date of the Existing 2024 Notes, any of our subsidiaries guarantees or becomes a co-obligor with respect to any indebtedness of ETE, or if at any time following the issue date of the Existing 2024 Notes any restricted subsidiary of ETE otherwise incurs any indebtedness, then such subsidiary or restricted subsidiary, as the case may be, will also guarantee the New Notes on terms provided for in the Indenture. With respect to the assets of our subsidiaries that do not guarantee the New Notes, including ETP and Regency, the New Notes will effectively rank junior to all existing and future obligations of those subsidiaries. As of March 31, 2014, after giving effect to (i) the issuance by Sunoco Operations of $1.0 billion aggregate principal amount of senior notes in April 2014 and the use of net proceeds therefrom to repay amounts outstanding under Sunoco Logistics’ revolving credit facility and for general partnership purposes, (ii) the redemption by Regency of approximately $300 million aggregate principal amount of senior notes assumed in the PVR merger in April 2014 with borrowings under Regency’s revolving credit facility and (iii) the issuance by Regency of approximately $500 million aggregate principal amount of senior notes in connection with the acquisition of Eagle Rock’s midstream business (collectively, the “subsidiary financing transactions”), our subsidiaries, including ETP, Regency and their respective subsidiaries, had outstanding approximately $23.7 billion of principal amount of indebtedness that would effectively rank senior to the notes with respect to the assets of those subsidiaries.

Optional Redemption	We may redeem the New Notes in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. See “Description of New Notes—Optional Redemption.” We also have the option at any time on or after October 15, 2023 (which is the date that is three months prior to the maturity date of the New Notes) to redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Covenants	We will issue the New Notes under the Indenture. The covenants in the Indenture include a limitation on liens, a limitation on transactions with affiliates, a restriction on sale-leaseback transactions and limitations on mergers and sales of all or substantially all of our assets. The covenants will generally not apply to ETP, Regency and their respective subsidiaries. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described in “Description of New Notes—Covenants.”

Mandatory Offer to Repurchase	If we experience a Change of Control together with a Rating Decline, each as defined in the Indenture, we must offer to repurchase the New Notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of New Notes—Covenants—Change of Control.”

Limited Trading Market for the New Notes	The New Notes generally will be freely transferable, but will also be securities for which the public market may be limited. There can be no assurance as to the development, persistence or liquidity of any market for the New Notes. We do not intend to apply for a listing of the New Notes on any securities exchange or included in any automated dealer quotation system. We cannot assure you that a liquid market for the New Notes will develop or be maintained.

Use of Proceeds	We will not receive any cash proceeds for the exchange offer. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.

Governing Law	The Indenture and the New Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the New Notes involves risks. See “Risk Factors” beginning on page 15 of this prospectus, as well as the risk factors set forth in our, ETP’s, Regency’s and Sunoco Logistics’ Annual Reports on Form 10-K for the year ended December 31, 2013, in each case as updated by our, ETP’s, Regency’s and Sunoco Logistics’ subsequent Quarterly Reports on Form 10-Q, and the other risks identified in the documents incorporated by reference herein and therein for information regarding risks you should consider before investing in the New Notes.

RISK FACTORS

Before deciding whether to participate in the exchange offer, you should consider carefully the following risk factors and the risk factors set forth in our, ETP’s, Regency’s and Sunoco Logistics’ Annual Reports on Form 10-K for the year ended December 31, 2013, in each case as updated by our, ETP’s, Regency’s and Sunoco Logistics’ subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in, or incorporated by reference into, this prospectus , when evaluating an investment in the New Notes. These are not all the risks we face and other factors currently considered immaterial or unknown to us may impact our future operations. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to Our Indebtedness and the New Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes that will not be fungible with the Existing 2024 Notes and your ability to transfer Old Notes will remain restricted and may be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes.

If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, the Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register Old Notes under the Securities Act unless our registration rights agreement with the initial purchasers of the Old Notes requires us to do so. Further, although the Old Notes are part of the same issue as the Existing 2024 Notes, the Old Notes were issued in a private offering exempt from registration under the Securities Act and bear CUSIP numbers that differ from the original CUSIP number assigned to the Existing 2024 Notes. Therefore, if you continue to hold any Old Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the Old Notes outstanding and because they will continue to trade under CUSIP numbers that differ from that assigned to the Existing 2024 Notes and will not be fungible with the Existing 2024 Notes.

The New Notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries.

We do not own any operating assets. Our principal assets consist of our ownership interests in ETP, Sunoco Logistics, Regency and Trunkline LNG. Initially, none of our subsidiaries will guarantee our obligations with respect to the New Notes. Creditors of our subsidiaries that do not guarantee the New Notes will have claims with respect to the assets of those subsidiaries that rank effectively senior to claims of the holders of the New Notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the New Notes. Also, there are federal and state laws that could invalidate any guarantee of our subsidiary or subsidiaries that guarantee the New Notes. If that were to occur, the claims of creditors of a guaranteeing subsidiary would also rank effectively senior to the New Notes, to the extent of the assets of that subsidiary. Furthermore, such subsidiaries are not prohibited under the Indenture from incurring additional indebtedness.

None of ETP, Regency or any of their respective subsidiaries will initially guarantee the payment of the New Notes, and our ability to pay principal and interest on the New Notes is primarily dependent upon ETP, Regency and Sunoco Logistics having sufficient cash available for distributions on their respective ownership interests and IDRs after satisfaction of their respective debt obligations.

None of ETP, Regency or any of their respective subsidiaries will initially guarantee our obligations with respect to the New Notes. Therefore, none of ETP, Regency or any of their respective subsidiaries will have any obligations to pay amounts due under the New Notes or to make any funds available to pay those amounts. Our ability to pay principal and interest on the New Notes is primarily dependent upon our receipt of cash distributions from ETP, Regency and Sunoco Logistics in respect of our ownership interests and IDRs in such entities, which cash distributions are subject to the priority rights of their and their subsidiaries’ respective creditors. Accordingly, creditors of ETP, Regency, Sunoco Logistics and their respective subsidiaries will have claims, with respect to the assets of ETP, Regency, Sunoco Logistics and their respective subsidiaries, that rank effectively senior to the New Notes. In the event of any distribution or payment of assets of ETP, Regency, Sunoco Logistics and their respective subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of the creditors of ETP, Regency, Sunoco Logistics and their respective subsidiaries must be satisfied prior to ETP, Regency or Sunoco Logistics making any such distribution to us in respect of our direct or indirect equity interests in such entity. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts distributed to us to make payments in respect of the notes. As of March 31, 2014, after giving effect to the subsidiary financing transactions, the New Notes would have been effectively subordinated to approximately $23.7 billion of principal amount of outstanding indebtedness of ETP, Regency, Sunoco Logistics and their respective subsidiaries, as well as other significant liabilities. Furthermore, none of ETP, Regency, Sunoco Logistics or any of their respective subsidiaries is subject to any provisions of the Indenture, and therefore the indenture does not prohibit such entities from incurring additional indebtedness.

We have a substantial amount of indebtedness outstanding, which may adversely affect our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the New Notes.

We have significant debt obligations. If we are unable to meet our debt obligations, we may need to consider refinancing or amending credit agreements or debt indentures or adopting alternative strategies to reduce or delay expenditures or seeking additional equity capital. As of March 31, 2014, after giving effect to the amendment to our term loan facility to increase the amount thereunder to $1.4 billion and the offering of the Old Notes and the application of the net proceeds therefrom, ETE would have had approximately $3.7 billion of indebtedness outstanding (including the Old Notes for which we are exchanging the New Notes). In addition, as of March 31, 2014, after giving effect to the subsidiary financing transactions our subsidiaries, including ETP, Regency, Sunoco Logistics and their respective subsidiaries, would have had outstanding approximately $23.7 billion of indebtedness that would effectively rank senior to the New Notes with respect to the assets of those subsidiaries, as well as other significant liabilities.

Our substantial debt could have important consequences to you. For example, it could make it more difficult for us to satisfy our obligations with respect to the New Notes, increase our vulnerability to general adverse economic and industry conditions, and limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity. In addition, the indentures governing our senior notes, the agreements governing our revolving and term loan facilities and any of our future debt agreements may contain financial and other restrictive covenants that will limit our ability to decide how to operate our business. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our outstanding indebtedness.

We may incur substantially more debt, which could further exacerbate the risks related to our indebtedness.

As of March 31, 2014, after giving effect to the amendment to our term loan facility to increase the amount thereunder to $1.4 billion and the offering of the Old Notes and the application of the net proceeds therefrom,

ETE would have had approximately $3.7 billion of indebtedness outstanding (including the Old Notes for which we are exchanging the New Notes). In addition, as of March 31, 2014, after giving effect to the subsidiary financing transactions our subsidiaries, including ETP, Regency, Sunoco Logistics and their respective subsidiaries, would have had approximately $23.7 billion of principal amount of indebtedness, as well as other significant liabilities. We and our subsidiaries, including ETP and Regency, may incur substantial additional indebtedness in the future, and the terms of the Indenture do not prohibit us from doing so. If we incur any additional indebtedness, including trade payables, that ranks equally with the New Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our partnership to unsecured creditors to the extent our collateral is either released or inadequate to satisfy the claims of the holders of the New Notes. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of New Notes” and “Description of Other Indebtedness.”

In the event of a default, we may have insufficient funds to make any payments due on the New Notes.

A breach of any covenant in the indentures governing our senior notes, the credit agreements governing our revolving credit facility and term loan facility and any other debt that we may have outstanding from time to time could result in a default under that agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us. If our debt is in default for any reason, our business, financial condition and results of operations could be materially adversely affected. See “Description of Other Indebtedness.”

Your right to take enforcement action with respect to the liens securing the New Notes is limited, and you will receive the proceeds from such enforcement pro rata with the holders of the 2020 Notes and the lenders under our revolving credit facility and term loan facility.

The New Notes, the 2020 Notes and the indebtedness and other obligations under our revolving credit facility and term loan facility will be secured by liens on the same collateral. However, under the terms of the collateral agency agreement, the holders of the New Notes will not have any independent power to enforce any liens or to exercise any rights or powers arising under the security documents except through the administrative agents for the lenders under our revolving credit facility and term loan facility and the collateral agent. The proceeds of any collection, sale, disposition or other realization of the collateral received in connection with the exercise of remedies (including distributions of any part of the collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be shared pro rata with the holders of the 2020 Notes and the lenders under our revolving credit facility and term loan facility. By investing in the New Notes, you will have deemed to have agreed to these restrictions. As a result of these restrictions, holders of the New Notes will have limited remedies and recourse against us in the event of a default.

There may not be sufficient collateral to pay all or any of the New Notes.

Our indebtedness and other obligations under our revolving credit facility and term loan facility, the 2020 Notes and the Notes are, and certain other secured indebtedness that we may incur in the future will be, secured by a first-priority lien on substantially all of our and certain of our subsidiaries’ assets, subject to certain exceptions and permitted liens and subject to the terms of the collateral agency agreement. No fair market value appraisals of any collateral have been prepared by us. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Although a public trading market exists for the portion of the collateral represented by the common units of ETP and Regency, the market may not be sufficiently liquid for you to realize that value. The value of the assets pledged as collateral for the New Notes could be impaired in the future as a result of changing economic conditions, competition or other future trends.

In addition, the collateral securing the New Notes is subject to liens permitted under the terms of the Indenture and the collateral agency agreement, whether arising on or after the date the New Notes are issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral securing the New Notes. The collateral securing the New Notes may be released in certain circumstances without a release of collateral securing other obligations if such obligations do not exceed a threshold level or qualify as permitted liens. In such an event, the holders of the New Notes would recover less in a bankruptcy, foreclosure, liquidation or similar proceeding than the holders of such other obligations to the extent of the value of the collateral securing such obligations. The Indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values.

In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our senior secured debt obligations, including the New Notes, in full or at all. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Notes. Any claim for the difference between the amount, if any, realized by holders of the New Notes from the sale of the collateral securing the New Notes and the obligations under the New Notes will rank equally in right of payment with all of our unsecured senior indebtedness and other obligations, including trade payables.

The collateral securing the New Notes may be diluted under certain circumstances.

The revolving credit facility and term loan facility and the indenture our senior notes will permit us to incur additional debt up to applicable maximum debt threshold amounts. Any additional debt secured by the collateral would dilute the value of the rights the holders of the New Notes have in the collateral.

Under certain circumstances, the collateral securing the New Notes may be released, and the New Notes will thereafter become unsecured.

There are circumstances other than repayment or discharge of the New Notes under which the collateral securing the New Notes will be released automatically, without your consent, including:

•	if outstanding indebtedness is discharged or if liens on collateral securing obligations are released, then a release of the liens securing the New Notes will occur in accordance with the covenant described under “Description of New Notes—Security for the Notes,” even though we continue to have obligations in an aggregate principal amount under our revolving credit facility and term loan credit facility, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described in “Description of New Notes”) not to exceed the greater of (x) $250.0 million and (y) 10% Net Tangible Assets (each term as defined in “Description of New Notes’), or if such liens qualify as “Permitted Liens”; or

•	upon the consent of holders of at least two-thirds in principal amount of the notes then outstanding, in accordance with the covenant described under “Description of New Notes—Amendments and Waivers.”

If the collateral securing the New Notes is released, the New Notes will rank effectively junior to any of our secured indebtedness to the extent of the collateral value of that secured indebtedness.

The collateral agency agreement limits the rights of holders of the New Notes with respect to the collateral, even during an event of default.

Under the terms of the collateral agency agreement, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and the release of the collateral from any lien, will be at the direction of the administrative agents under our revolving credit facility and our term loan facility. Neither the trustee nor the collateral agent, on behalf of the holders of the New Notes, will have the ability to control or to direct such actions, even if an event of default under the New Notes has occurred. See “Description of New Notes—Collateral Agency Agreement.” In addition, subject to limitations adversely affecting the equal and ratable treatment of the security interest of the trustee or imposing material obligations on the trustee, the collateral agent is entitled, without the consent of holders of the New Notes or the trustee, to amend the terms of the security documents securing the New Notes and to release the liens of the secured parties on any part of the collateral in accordance with the terms of such agreement. The collateral so released will no longer secure obligations under the New Notes. See “Description of New Notes—Collateral Agency Agreement” and “—Security for the Notes.”

Your interest in the collateral may be adversely affected by the failure to record or perfect security interests in certain collateral.

Applicable law requires that security interests in certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The liens on the collateral securing the New Notes may not be perfected if the collateral agent is not able to take the actions necessary to perfect any of these liens. In addition, even though it may constitute an event of default under the Indenture, a third-party creditor could gain priority over one or more liens on the collateral securing the New Notes by recording an intervening lien or liens. Although the Indenture contains customary further assurances covenants, there can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the holders of the New Notes against third parties.

Our credit ratings may not reflect all the risks of your investments in the New Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the New Notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the New Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Bankruptcy laws may limit your ability to realize value from a sale of the collateral securing the New Notes.

The right of the collateral agent to foreclose upon and sell the collateral securing the New Notes upon the occurrence of an event of default under the Indenture could be restricted under the United States Bankruptcy Code (the “Bankruptcy Code”), if a bankruptcy case is commenced by or against us before the collateral agent has repossessed and disposed of the collateral. Upon the commencement of a case for relief under Chapter 11 of the Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case or from disposing of security repossessed from the debtor without bankruptcy court approval. Furthermore, the Bankruptcy Code permits a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the amount of debt it secures.

In light of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of bankruptcy courts, it is impossible to predict:

•	how long payments under the New Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due under the New Notes, the holders of the New Notes would hold secured claims to the extent of the value of the collateral to which the holders of the New Notes are entitled and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. Any proceeds from the collection, sale, disposition or other realization of the collateral that is distributed as part of a bankruptcy will be shared pro rata with the holders of the 2020 Notes and the lenders under our revolving credit facility and term loan facility.

We may not be able to repurchase the New Notes upon a change of control.

Upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all outstanding New Notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the New Notes upon a change of control triggering event because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior credit facilities, 2020 Notes or other future senior indebtedness from repurchasing all of the New Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your New Notes unless we are able to refinance or obtain waivers under the agreements governing such indebtedness. Our failure to repurchase the New Notes upon a change of control would cause a default under the Indenture and a cross-default under our senior credit facilities and 2020 Notes. Our senior credit facilities provide that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the New Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the New Notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the Indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction.

There is no public market for the New Notes.

There is no established public market for the New Notes, and we do not intend to apply for the listing of the New Notes on any securities exchange or for the quotation of the New Notes in any automated dealer quotation system. In addition, although the initial purchasers informed us at the time of the private placement of the Old Notes that they intend to make a market in the Old Notes, and if issued, the New Notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the Old Notes or the New Notes, and they may discontinue their market-making activities at any time without notice. An active market for the New Notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the New Notes within the time or at the price you desire.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the Old Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Old Notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the New Notes, and

•	use commercially reasonable efforts to cause the registration statement to be declared effective by the 180th day following issuance of the Old Notes.

Additionally, we agreed to offer the New Notes in exchange for surrender of the Old Notes upon the SEC’s declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days.

For each Old Note surrendered to us pursuant to the exchange offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest payments on the New Notes will be made semi-annually in cash, on January 15 and July 15 of each year, commencing on July 15, 2014. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Old Notes acquired directly from us or one of our affiliates) to exchange such Old Notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of New Notes received by such broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

The preceding agreement is needed because any broker-dealer who acquires Old Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the New Notes pursuant to the exchange offer and the resale of New Notes received in the exchange offer by any broker-dealer who held Old Notes acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Old Notes acquired directly from us or one of our affiliates).

Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their Old Notes in market-making activities or other ordinary course trading activities and must deliver a prospectus when they resell the New Notes they acquire in the exchange offer in order not to be deemed an underwriter.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the New Notes issued in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such New Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such New Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No- Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Each holder of the Old Notes (other than certain specified holders) who desires to exchange Old Notes for the New Notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

If (i) on or prior to the time the exchange offer is completed existing law or SEC interpretations are changed such that the exchange notes would not generally be freely transferable after the exchange offer without further registration under the Securities Act; (ii) the exchange offer registration statement is not declared effective by 180 days after the issue date of the Old Notes or (iii) the exchange offer has not been completed within 30 business days of the exchange offer registration statement being declared effective, then we will use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the New Notes and to keep that shelf registration statement effective until the date that the New Notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all New Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each participating holder of New Notes copies of a prospectus, notify each participating holder of New Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the New Notes. A holder of New Notes that sells New Notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and will be required to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of New Notes (including certain indemnification obligations). Holders of New Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Old Notes for registered notes in the exchange offer.

The registration rights agreement also provides that, if (i) on or prior to the 180th day after the issue of the Old Notes, neither a registered exchange offer has been consummated nor, if required in lieu thereof, the shelf registration statement has been filed or declared effective by the SEC; or (ii) after either the exchange offer registration statement or the shelf registration statement is declared (or becomes automatically) effective (A) such registration statement thereafter ceases to be effective; or (B) such registration statement or the related prospectus ceases to be usable in connection with resales of restricted securities during specified periods because either (1) any event occurs as a result of which the related prospectus forming part of such registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (2) it shall be necessary to amend such registration statement or supplement the related prospectus, to comply with the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the respective rules thereunder, or (3) such registration statement is a shelf registration statement that has expired before a replacement shelf registration statement has become effective, then additional interest shall accrue on the principal amount of the Old Notes that are “registrable securities” at a rate of 0.25% for the first 90 days following the occurrence of such registration default. The amount of additional interest will increase an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until all registration defaults have been cured, up to a maximum increase of 1.00% per annum of the principal amount of the Old Notes.

Holders of the Old Notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all Old Notes validly tendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any Old Notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of Old Notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue New Notes in principal amount equal to the principal amount of Old Notes surrendered in the exchange offer. Old Notes may be tendered only for New Notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $700,000,000 in aggregate principal amount of the Old Notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Old Notes will continue to be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section entitled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on August 26, 2014, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving oral (promptly followed in writing) or written notice of such extension to their holders. During any such extensions, any Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally (promptly followed in writing) or in writing of any extension. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral (promptly followed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any New Notes for, any Old Notes if the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting Old Notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the New Notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your Old Notes to the exchange agent as described below. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the Old Notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the Old Notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange New Notes for your Old Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the Old Notes. In general, you may not offer or sell the Old Notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Further, although the Old Notes are part of the same issue as the Existing 2024 Notes, the Old Notes were issued in a private offering exempt from registration under the Securities Act and bear CUSIP numbers that differ from the original CUSIP number assigned to the Existing 2024 Notes. Therefore, if you continue to hold any Old Notes after the exchange offer is consummated, they will continue to trade under CUSIP numbers that differ from that assigned to the Existing 2024 Notes and will not be fungible with the Existing 2024 Notes.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes. This carrying value is the aggregate principal amount of the Old Notes plus or minus any bond premium or discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated therein:

	Years Ended December 31,					Three Months Ended March 31,
	2009	2010	2011	2012	2013	2014
Ratio of Earnings to Fixed Charges	2.37	1.50	1.70	2.18	1.32	2.55

For this ratio, “earnings” consist of:

•	pre-tax income from continuing operations, before minority interest and equity in earnings of affiliates;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	fixed charges.

“Fixed charges” consist of:

•	interest expensed;

•	interest capitalized;

•	amortized debt issuance costs; and

•	estimated interest element of rentals.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in a like principal amount. The form and terms of the New Notes are identical in all respects to the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in our outstanding indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

Energy Transfer Equity, L.P.

Our consolidated indebtedness as of March 31, 2014, after giving effect to the completion of our private offering of $700 million of Old Notes on May 28, 2014, included our $1.0 billion term loan facility maturing on December 2, 2019, our $800 million revolving credit facility available through December 2018, $1.187 billion in principal amount of our 2020 Notes and $1.15 billion of our existing 5.875% Senior Notes due 2024. In addition, our subsidiaries, including ETP and Regency, had the outstanding indebtedness described below.

The failure by us and our subsidiaries to comply with the various restrictive and affirmative covenants of our respective debt agreements could require us and our subsidiaries to repay outstanding debt prior to its maturity and could negatively affect our and our subsidiaries’ ability to incur additional debt. Several of our and our subsidiaries’ debt agreements require us and our subsidiaries to measure certain financial tests and covenants quarterly and, as of March 31, 2014, we and our subsidiaries were in compliance with all of the covenants, including the financial requirements, tests, limitations and covenants related to financial ratios, under our respective existing debt agreements.

Term Loan Facility

On December 2, 2013, we entered into a five-year senior secured term loan credit facility in an initial aggregate amount of $1.0 billion. On April 16, 2014, we amended our senior secured term loan facility to increase the aggregate principal amount to $1.4 billion. We used the proceeds from this $400 million increase to repay borrowings under our revolving credit facility and for general partnership purposes.

Our term loan credit facility is secured on a first-priority, equal and ratable basis with our obligations under the Notes, the revolving credit facility and the 2020 Notes, by a lien on substantially all tangible and intangible assets of ETE and certain of its subsidiaries, including (i) approximately 30.8 million ETP common units and approximately 50.2 million ETP Class H units that are held through our ownership interests in ETE Common Holdings Member and ETE Common Holdings; (ii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests and 100% of the outstanding IDRs in ETP; (iii) approximately 57.2 million Regency common units held by ETE; (iv) ETE’s 100% interest in ETE GP Acquirer; and (v) ETE GP Acquirer’s 100% interest in Regency GP LLC and Regency GP, through which ETE indirectly holds all of the outstanding the general partnership interests and IDRs in Regency, subject to certain exceptions and permitted liens.

Our term loan credit facility contains customary covenants (in each case, subject to permitted exceptions) including, among others, the following:

•	a prohibition against incurring debt;

•	a restriction on creating liens on our assets and the assets of our subsidiaries;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates or change of principal business;

•	a requirement that we maintain a ratio of consolidated funded debt to EBITDA (as defined in our term loan credit facility) of not more than 6.0 to 1.0 (which ratio may be increased at our election to 7.0 to 1.0 in connection with certain specified acquisitions); and

•	a ratio of consolidated EBITDA to interest expense of at least 1.5 to 1.0.

Our term loan credit facility contains customary events of default, including our failure to comply with the financial ratios described above, which would permit the lenders to accelerate the debt if not cured within applicable grace periods. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require the administrative agent to declare all amounts outstanding under our term loan credit facility to be immediately due and payable, which would materially and adversely affect our financial condition and liquidity.

Revolving Credit Facility

On December 2, 2013, we entered into a senior secured revolving credit facility in an initial aggregate amount of $600 million. In February 2014 and May 2014, we increased the capacity on the revolving credit facility to $1.2 billion.

Our revolving credit facility is secured on a first-priority, equal and ratable basis with our obligations under the Notes, the term loan credit facility and the 2020 Notes, by a lien on substantially all tangible and intangible assets of ETE and certain of its subsidiaries, including (i) approximately 30.8 million ETP common units and approximately 50.2 million ETP Class H units that are held through our ownership interests in ETE Common Holdings Member and ETE Common Holdings; (ii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests and 100% of the outstanding IDRs in ETP; (iii) approximately 57.2 million Regency common units held by ETE; (iv) ETE’s 100% interest in ETE GP Acquirer; and (v) ETE GP Acquirer’s 100% interest in Regency GP LLC and Regency GP, through which ETE indirectly holds all of the outstanding general partnership interests and IDRs in Regency subject to certain exceptions and permitted liens.

Our revolving credit facility contains customary covenants (in each case, subject to permitted exceptions) including, among others, the following:

•	a prohibition against incurring debt;

•	a restriction on creating liens on our assets and the assets of our subsidiaries;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates or change of principal business;

•	a requirement that we maintain a ratio of consolidated funded debt to EBITDA (as defined in our revolving credit facility) of not more than 6.0 to 1.0 (which ratio may be increased at our election to 7.0 to 1.0 in connection with certain specified acquisitions); and

•	a ratio of consolidated EBITDA to interest expense of at least 1.5 to 1.0.

Our revolving credit facility to contain customary events of default, including our failure to comply with the financial ratios described above, which would permit the lenders to accelerate the debt if not cured within applicable grace periods. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require the administrative agent to declare all amounts outstanding under our revolving credit facility to be immediately due and payable, which would materially and adversely affect our financial condition and liquidity.

Senior Notes

Our 2020 Notes represent our senior obligations and rank equally with all of our other existing and future senior indebtedness and senior to any of our future subordinated indebtedness. Our obligations under our 2020 Notes are secured on a first-priority, equal and ratable basis with our obligations under our term loan facility, revolving credit facility and the notes, by a lien on substantially all assets that from time to time secure our obligations under those facilities and notes. The 2020 Notes are not guaranteed by any of our subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

Interest on the 2020 Notes is payable semi-annually on April 15 and October 15 of each year. We may redeem some or all of the 2020 Notes at any time at a price equal to 100% of the principal amount of the 2020 Notes, plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. In addition, if we experience a change of control together with a rating decline, each as defined in the indenture governing the 2020 Notes, we must offer to repurchase 2020 Notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The indenture governing the 2020 Notes includes covenants that limit (subject to certain exceptions) our ability to incur liens, engage in affiliate transactions and enter into sale-leaseback transactions.

Energy Transfer Partners, L.P.

ETP’s indebtedness as of March 31, 2014 (not including debt of its subsidiaries set forth under “—ETP Subsidiary Debt” below) consisted of (i) a revolving credit facility that allows for borrowings of up to $2.5 billion (expandable to $3.75 billion, subject to additional lender commitments) available through October 27, 2017, unless extended, (ii) floating rate junior subordinated notes due 2066 (the “ETP junior subordinated notes”), and (iii) the following series of senior notes (collectively, the “ETP senior notes”):

•	$750 million in principal amount of 5.950% Senior Notes due 2015;

•	$400 million in principal amount of 6.125% Senior Notes due 2017;

•	$600 million in principal amount of 6.700% Senior Notes due 2018;

•	$400 million in principal amount of 9.700% Senior Notes due 2019;

•	$450 million in principal amount of 9.000% Senior Notes due 2019;

•	$700 million in principal amount of 4.150% Senior Notes due 2020;

•	$800 million in principal amount of 4.650% Senior Notes due 2021;

•	$1 billion in principal amount of 5.200% Senior Notes due 2022;

•	$800 million in principal amount of 3.600% Senior Notes due 2023;

•	$277.5 million in principal amount of 7.600% Senior Notes due 2024;

•	$350 million in principal amount of 4.900% Senior Notes due 2024

•	$266.7 million in principal amount of 8.250% Senior Notes due 2029;

•	$400 million in principal amount of 6.625% Senior Notes due 2036;

•	$550 million in principal amount of 7.500% Senior Notes due 2038;

•	$700 million in principal amount of 6.050% Senior Notes due 2041;

•	$1 billion in principal amount of 6.500% Senior Notes due 2042;

•	$450 million in principal amount of 5.150% Senior Notes due 2043; and

•	$450 million in principal amount of 5.950% Senior Notes due 2043.

In addition to the above indebtedness, ETP is a co-obligor of the following outstanding senior notes and debentures of Sunoco (collectively, the “Sunoco senior notes”):

•	$250 million in principal amount of 4.875% Senior Notes due 2014;

•	$250 million in principal amount of 9.625% Senior Notes due 2015;

•	$400 million in principal amount of 5.75% Senior Notes due 2017; and

•	$65 million in principal amount of 9.00% Debentures due 2024.

ETP’s other subsidiaries, Transwestern, Panhandle and Sunoco Logistics, also have outstanding debt as described below under “—ETP Subsidiary Debt.”

Revolving Credit Facility

On October 27, 2011, ETP amended and restated its revolving credit facility with Wells Fargo Bank, National Association, as administrative agent, swingline lender and an LC issuer, Bank of America, N.A., as an LC issuer, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as joint lead arrangers and joint book managers, and certain other agents and lenders. The revolving credit facility provides for $2.5 billion of revolving credit capacity that is expandable to $3.75 billion at ETP’s option (subject to obtaining lender commitments for the additional borrowing capacity). Amounts borrowed under the revolving credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at ETP’s option, plus an applicable margin. The applicable margin and applicable rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to ETP’s senior, unsecured, non-credit enhanced long-term debt. The applicable margin for LIBOR rate loans ranges from 1.125% to 1.750% and the applicable margin for base rate loans ranges from 0.125% to 0.750%. The revolving credit facility has a swingline loan option of which borrowings and aggregate principal amounts shall not exceed the lesser of (i) the aggregate commitments ($2.5 billion unless expanded to $3.75 billion) less the sum of all outstanding revolving credit loans and the letter of credit obligation and (ii) the swingline commitment. The aggregate amount of swingline loans in any borrowing shall not be subject to a minimum amount or increment. ETP may prepay the indebtedness under the revolving credit facility at any time at ETP’s option without penalty (other than Eurodollar loan breakage costs, if any). The commitment fee payable on the unused portion of the revolving credit facility varies based on ETP’s credit rating and ranges from 0.175% to 0.300%. Currently, the applicable rate for commitment fees is 0.25%.

On November 19, 2013, ETP, the several banks and other financial institutions party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for the lenders entered into an amendment to the amended and restated credit agreement relating to the revolving credit facility to (a) extend the maturity date of the credit agreement for one additional year to October 27, 2017, (b) remove the restriction prohibiting unrestricted subsidiaries from owning debt or equity interests of ETP or any restricted subsidiaries of ETP, (c) amend the covenant limiting fundamental changes to remove the restrictions on mergers or other consolidations of restricted subsidiaries of ETP and to permit the ETP to merge with another person and not be the surviving entity provided certain requirements are met and (d) amend certain other provisions of the credit agreement as more specifically set forth in the amendment.

The credit agreement relating to the revolving credit facility contains covenants that limit (subject to certain exceptions) ETP’s and certain of its subsidiaries’ ability to, among other things, incur indebtedness; grant liens; enter into mergers; dispose of assets; make certain investments; make distributions to any person, including ETE, during certain defaults and during any event of default; engage in business substantially different in nature than the business currently conducted by ETP and its subsidiaries; engage in transactions with affiliates; enter into restrictive agreements; and enter into speculative hedging contracts.

The credit agreement also contains a financial covenant that provides that on each date ETP makes a distribution, the leverage ratio, as defined in the credit agreement, shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period, as defined in the credit agreement.

As of March 31, 2014, there were no borrowings outstanding under the revolving credit facility. The total amount available for additional borrowing under the revolving credit facility, as of March 31, 2014, was $2.50 billion. The indebtedness under the revolving credit facility is unsecured and is not guaranteed by any of ETP’s subsidiaries. The indebtedness under the revolving credit facility is and will be pari passu with ETP’s other current and future unsecured debt.

Senior Notes and Sunoco Senior Notes

The ETP senior notes and the Sunoco senior notes represent ETP’s senior unsecured obligations and rank equally with all of ETP’s other existing and future unsecured and unsubordinated indebtedness. The ETP senior notes and the Sunoco senior notes are not guaranteed by any of ETP’s subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of ETP’s existing and future subsidiaries.

Each series of the ETP senior notes (other than the 4.150% Senior Notes due 2020, 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, 7.600% Senior Notes due 2024, 4.900% Senior Notes due 2024, 8.250% Senior Notes due 2029, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043 and 5.950% Senior Notes due 2043) is redeemable, in whole or in part, at any time at ETP’s option, at a price equal to 100% of the principal amount of such senior notes, plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Each of the 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043 and 5.950% Senior Notes due 2043 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is six months prior to maturity or (ii) at par if the redemption occurs on or after the date that is six months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. Each of the 4.90% Senior Notes due 2024, the 7.600% Senior Notes due 2024 and the 8.250% Senior Notes due 2029 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes, plus a make-whole premium if the redemption occurs before the date that is three months prior to maturity or (ii) at par if the redemption occurs on or after the date that is three months prior to maturity, in each case, plus accrued and unpaid interest, if any, to the redemption date. The 4.150% Senior Notes due 2020 are redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes, plus a make-whole premium if the redemption occurs before the date that is two months prior to maturity or (ii) at par if the redemption occurs on or after the date that is two months prior to maturity, in each case, plus accrued and unpaid interest, if any, to the redemption date.

The Sunoco senior notes (other than the 9.00% Debentures due 2024) are redeemable, in whole or in part, at any time at ETP’s and Sunoco’s option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. The 9.00% Debentures due 2024 are not redeemable prior to maturity.

Interest on the ETP senior notes and the Sunoco senior notes is payable semi-annually. The ETP senior notes and the Sunoco senior notes were issued under indentures containing covenants that restrict ETP’s (and, with respect to the Sunoco senior notes, ETP’s and Sunoco’s) ability to, subject to certain exceptions, incur debt secured by liens; engage in sale and leaseback transactions; and merge or consolidate with another entity or sell substantially all of ETP’s assets.

Junior Subordinated Notes

The ETP junior subordinated notes, which mature on November 1, 2066, are unsecured and rank junior and are subordinated, to the extent and in the manner set forth in the indenture governing such notes, in right of payment and upon liquidation to the prior payment in full of all of ETP’s senior indebtedness.

Interest on the ETP junior subordinated notes accrues from June 24, 2013, at a floating rate calculated as three-month LIBOR for the related interest period plus 3.0175% per annum, reset quarterly, and ETP pays interest quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Interest on the ETP junior subordinated notes compounds on the outstanding principal balance and any accrued and unpaid interest.

So long as no event of default with respect to the ETP junior subordinated notes is continuing, ETP may elect to defer interest payments on the ETP junior subordinated notes for a period of up to 10 consecutive years (but not beyond the maturity date or redemption date of the notes). During any such deferral period interest will continue to accrue on the ETP junior subordinated notes at the applicable floating rate.

ETP has the option to redeem the ETP junior subordinated notes in whole or in part and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

During any period in which interest payments are being deferred, ETP may not declare or pay dividends on, or redeem, purchase, or acquire, any of its partnership securities, make certain interest or principal payments or make certain guarantee payments with respect to ETP’s indebtedness or guarantees ranking junior to or pari passu with the ETP junior subordinated notes. Accordingly, during such period in which interest payments are being deferred, ETP will be restricted from paying distributions to ETE with respect to ETE’s equity interest in ETP. The indenture governing the ETP junior subordinated notes does not restrict ETP or its subsidiaries from incurring additional indebtedness, creating liens on ETP’s property for any purpose or paying distributions on ETP’s equity interests or purchasing or redeeming its equity interests (except as described in the previous sentence), nor does it require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require ETP to repurchase or redeem or otherwise modify the terms of the ETP junior subordinated notes upon a change in control or other events involving ETP. Events of default under the indenture include (i) non-payment of principal when due, (ii) non-payment of interest within 30 days after such interest is due (other than permitted interest deferrals), or (iii) certain events of bankruptcy, insolvency or reorganization. With respect to the ETP junior subordinated notes, a failure to comply with the other covenants under the indenture does not constitute an event of default. Upon the occurrence of an event of default under the indenture, the trustee or the holders of at least 25% of the principal amount of the ETP junior subordinated notes will have the right to declare the principal amount of the notes, and any accrued interest, immediately due and payable.

ETP Subsidiary Debt

Transwestern

As of March 31, 2014, Transwestern had the following outstanding series of unsecured notes (collectively, the “Transwestern notes”):

•	$88 million in principal amount of 5.39% Senior Notes due 2014;

•	$125 million in principal amount of 5.54% Senior Notes due 2016;

•	$82 million in principal amount of 5.64% Senior Notes due 2017;

•	$175 million in principal amount of 5.36% Senior Notes due 2020;

•	$150 million in principal amount of 5.89% Senior Notes due 2022;

•	$175 million in principal amount of 5.66% Senior Notes due 2024; and

•	$75 million in principal amount of 6.16% Senior Notes due 2037.

No principal payments are required with respect to the Transwestern notes (except at maturity); however, Transwestern is required to make an offer to purchase all of the Transwestern notes upon a change of control of Transwestern, as defined in the indentures governing the Transwestern notes. Transwestern may prepay the Transwestern notes at any time subject to the payment of specified make-whole premiums. Interest is payable semi-annually on the Transwestern notes. The Transwestern notes rank pari passu with Transwestern’s other unsecured debt. The indentures governing the Transwestern notes contain provisions that, subject to certain exceptions, limit the amount of Transwestern’s debt, restrict its sale of assets and payment of certain dividends

(excluding dividends made to Transwestern’s parent so long as no default or event of default has occurred and is continuing and Transwestern is in compliance with the debt/capitalization ratio covenant in the indenture) and require it to maintain certain debt to capitalization ratios.

Panhandle Debt

In connection with its merger with Southern Union, Panhandle assumed the following senior and junior subordinated notes of Southern Union:

•	$82.3 million in principal amount of 7.60% Senior Notes due 2024;

•	$33.3 million in principal amount of 8.25% Senior Notes due 2029; and

•	$54 million in principal amount of Floating Rate Junior Subordinated Notes due 2066.

The senior notes represent Panhandle’s senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. The senior notes are not guaranteed by any of Panhandle’s subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. The senior notes are not redeemable prior to their respective maturity dates. In June 2013, Southern Union entered into a supplemental indenture to the indenture governing each series of senior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

Panhandle’s obligations under the junior notes are subordinated and junior in right of payment to all of its other indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the junior notes. In addition, because the notes are not guaranteed by any of Panhandle’s subsidiaries, the holders of junior notes generally have a junior position in right of payment to claims of creditors of Panhandle’s subsidiaries and joint ventures. Subject to Panhandle’s right to defer interest payments on the junior notes on one or more occasions for up to 10 consecutive years, interest on the junior notes is payable quarterly. Beginning on November 1, 2011, the interest rate is a floating rate based on three-month LIBOR plus 301.75 basis points, and is reset quarterly. Any deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the junior notes, to the extent permitted by law. Panhandle may redeem the junior notes, in whole or in part, at any time at par, plus accrued and unpaid interest, if any, to the redemption date. In June 2013, Southern Union entered into a supplemental indenture to the indenture governing the junior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

In addition to the senior and junior notes described above, as of March 31, 2014, Panhandle had outstanding the following series of senior notes:

•	$300 million in principal amount of 6.20% Senior Notes due 2017;

•	$400 million in principal amount of 7.00% Senior Notes due 2018;

•	$150 million in principal amount of 8.125% Senior Notes due 2019; and

•	$66 million in principal amount of 7.00% Senior Notes due 2029.

These senior notes represent Panhandle’s senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. Panhandle’s existing senior notes are not guaranteed by any of its subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. Each series of Panhandle’s senior notes is redeemable in whole or in part, at the option of Panhandle at any time, at a price of 100% of their principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date. The indenture governing Panhandle’s senior notes contains various covenants that limit, subject to certain exceptions, Panhandle’s and its subsidiaries’ ability to, among other things, incur additional indebtedness; pay distributions on, or repurchase or redeem Panhandle’s equity interests (excluding distributions or redemptions made so long as no event of default has occurred and is continuing and Panhandle is in compliance with its fixed charge coverage ratio covenant and leverage ratio covenant in the indenture); incur liens; enter into sale and leaseback transactions; enter into certain types of affiliates transactions and dispose of assets.

Sunoco Logistics Debt

As of March 31, 2014, Sunoco Logistics’ indebtedness consisted of a $1.5 billion unsecured credit facility (the “SXL credit facility”), and the following series of senior notes of Sunoco Operations:

•	$175 million in principal amount of 6.125% Senior Notes due 2016;

•	$250 million in principal amount of 5.50% Senior Notes due 2020;

•	$300 million in principal amount of 4.65% Senior Notes due 2022;

•	$350 million in principal amount of 3.45% Senior Notes due 2023;

•	$250 million in principal amount of 6.85% Senior Notes due 2040;

•	$300 million in principal amount of 6.10% Senior Notes due 2042; and

•	$350 million in principal amount of 4.95% Senior Notes due 2043.

In April 2014, Sunoco Operations issued in a public offering $300 million in principal amount of 4.25% Senior Notes due 2024 and $700 million in principal amount of 5.30% Senior Notes due 2044.

As of March 31, 2014, West Texas Gulf, an entity in which Sunoco Logistics has a controlling financial interest, also had outstanding a $35 million revolving credit facility maturing in April 2015.

SXL Credit Facility. In November 2013, Sunoco Logistics replaced its existing $350 million and $200 million unsecured credit facilities with a new $1.50 billion unsecured credit facility. The SXL credit facility contains an accordion feature, under which the total aggregate commitment may be extended to $2.25 billion under certain conditions. The SXL credit facility, which matures in November 2018, is available to fund Sunoco Logistics’ working capital requirements, to finance acquisitions and capital projects, to pay distributions and for general partnership purposes. The SXL credit facility bears interest at LIBOR or the base rate, each plus an applicable margin. The credit facility may be prepaid at any time. Outstanding borrowings under the SXL credit facility were $950 million at March 31, 2014.

The credit agreement relating to the SXL credit facility contains covenants that limit (subject to certain exceptions, including Sunoco Logistics’ and Sunoco Operations’ ability to declare and made quarterly distributions of available cash as defined their respective partnership agreements) the ability of Sunoco Logistics, Sunoco Operations and their respective subsidiaries to, among other things, incur indebtedness; grant liens; declare or make any restricted payments (as defined in the credit agreement), including the payment of dividends; make loans, acquisitions and investments; make any material change to the nature of their business; enter into a merger or sale of assets; and enter into speculative hedging contracts. The credit agreement also contains a financial covenant that provides the leverage ratio, as defined in the credit agreement, of Sunoco Logistics shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period.

Senior Notes. Sunoco Operations’ obligations under its senior notes are guaranteed by Sunoco Logistics. The Sunoco Operations’ senior notes represent Sunoco Operations’ senior unsecured obligations and rank equally in right of payment with all of its existing and future unsecured and unsubordinated indebtedness, including debt under the SXL credit facility. Sunoco Logistics’ guarantee of the senior notes ranks equally in right of payment with its existing and future unsecured and unsubordinated indebtedness, including its guarantee of debt under the SXL credit facility. The senior notes were issued under an indenture containing covenants that limit, subject to certain exceptions, the ability of Sunoco Operations and its subsidiaries to create liens; engage in sale and leaseback transactions and merger or consolidate with another entity or sell substantially all of their assets.

Unconsolidated Joint Venture Debt

As of March 31, 2014, ETP’s unconsolidated joint ventures, FEP, Citrus and FGT, had the following indebtedness outstanding:

•	$600 million term loan of FEP maturing on July 8, 2016, with an effective interest rate of 1.66%;

•	$181 million of borrowings outstanding under Citrus’ $200 million revolving credit facility maturing on December 29, 2015, subject to certain extension rights, with a weighted average interest rate of 1.60%;

•	$500 million construction term loan of Citrus maturing on October 8, 2029, with an effective interest rate of 9.39%; and

•	$1.8 billion in principal amount of senior notes of FGT.

FGT has also entered into a $200 million revolving credit facility maturing on December 29, 2015, subject to FGT’s right to extend the maturity date by one year (which right may not be exercised more than twice). As of March 31, 2014, there were no borrowings outstanding under the FGT revolving credit facility.

Regency Energy Partners LP

Regency’s indebtedness as of March 31, 2014 consisted of (i) a revolving credit facility of its wholly owned subsidiary, Regency Gas Services LP (“Regency Gas”), that allows for borrowings of up to $1.5 billion, with $50 million of availability for letters of credit and a $500 million uncommitted incremental facility, available through May 21, 2018 (the “Regency credit facility”), and (ii) the following series of senior notes (collectively, the “Regency senior notes”):

•	$600 million in principal amount of 6 7⁄8% Senior Notes due 2018;

•	$400 million in principal amount of 5.75% Senior Notes due 2020;

•	$500 million in principal amount of 6 1⁄2% Senior Notes due 2021;

•	$900 million in principal amount of 5 7⁄8% Senior Notes due 2022;

•	$700 million in principal amount of 5 1⁄2% Senior Notes due 2023;

•	$600 million in principal amount of 4 1⁄2% Senior Notes due 2023;

•	$300 million in principal amount of 8.25% Senior Notes due 2018 (the “PVR 2018 Notes”);

•	$472.6 million in principal amount of 8.375% Senior Notes due 2020; and

•	$400 million in principal amount of 6.5% Senior Notes due 2021 (the “PVR 2021 Notes”).

On April 23, 2014, Regency redeemed all of the outstanding PVR 2018 Notes and repurchased $445,000 in aggregate principal amount of the PVR 2021 Notes pursuant to a change of control offer. On July 1, 2014, Regency issued approximately $500 million in principal amount of 8 3⁄8% Senior Notes due 2019 in connection with its acquisition of Eagle Rock’s midstream business.

Revolving Credit Facility

Effective February 18, 2014, the Regency credit facility has aggregate commitments to $1.5 billion, with $50 million of availability for letters of credit and a $500 million uncommitted incremental facility. The maturity date of the Regency credit facility is May 21, 2018. The obligations under the Regency credit facility are secured by substantially all of Regency’s assets and are guaranteed by Regency and substantially all of Regency’s subsidiaries.

Interest on loans is calculated using either an alternate base rate or a LIBOR-based rate. The alternate base rate used to calculate interest on base rate loans is calculated based on the greatest at any time of determination of a base rate, a federal funds effective rate plus 0.500% and an adjusted one-month LIBOR rate plus 1.000%. The applicable margin ranges from 0.625% to 1.500% for base rate loans and 1.625% to 2.500% for LIBOR-based loans, and a commitment fee of 0.300% to 0.450%, in each case based upon Regency’s consolidated total leverage ratio. Regency must also pay a participation fee for each revolving lender participating in letters of credit ranging from 1.625% to 2.500% per annum of the average daily amount of such lender’s letter of credit exposure, and a fronting fee to the issuing bank of letters of credit equal to 0.20% per annum of the average daily amount of the letter of credit exposure. As of March 31, 2014, the Regency credit facility had a balance outstanding of $606 million in revolving credit loans and approximately $21 million in letters of credit. The total amount available under the Regency credit facility, as of March 31, 2014, which was reduced by any letters of credit, was approximately $873 million.

Regency’s credit agreement contains the following financial covenants:

•	consolidated total leverage ratio for any preceding four fiscal quarter period, as defined in the credit agreement, (a) ending on or prior to March 31, 2015 must not exceed 5.50 to 1 and (b) ending after March 31, 2015 must not exceed 5.25 to 1;

•	interest coverage ratio for any preceding four fiscal quarter period, as defined in the credit agreement, must not be less than 2.50 to 1; and

•	consolidated senior secured leverage ratio for any preceding four fiscal quarter period, as defined in the credit agreement, must not exceed 3.25 to 1.

Regency’s credit agreement also contains various covenants that limit among other things, Regency Gas’ and the guarantors’ ability to incur indebtedness; grant liens; enter into sale and leaseback transactions; make certain investments, loans and advances; dissolve or enter into a merger or consolidation; enter into asset sales or make acquisitions; enter into certain types of transactions with affiliates; prepay other indebtedness or amend organizational documents or transaction documents (as defined in the credit agreement); issue capital stock or create subsidiaries; or engage in any business other than those businesses in which they were engaged at the time of the effectiveness of the Regency credit facility or reasonable extensions thereof.

Senior Notes

Each series of Regency senior notes is guaranteed by certain of Regency’s subsidiaries. The indentures governing the Regency senior notes contain various covenants that limit, among other things, Regency’s ability, and the ability of certain of its subsidiaries, to incur additional indebtedness; pay distributions on, or repurchase or redeem Regency’s equity interests; make certain investments; incur liens; enter into certain types of transactions with affiliates; and sell assets or consolidate or merge with or into other companies.

If the Regency senior notes achieve investment grade ratings by both Moody’s Investors Service, Inc. and Standard & Poor’s (or, with respect to the Regency’s 5 7⁄8% Senior Notes due 2022, either Moody’s or Standard & Poor’s) and no default or event of default has occurred and is continuing, Regency will no longer be subject to many of the foregoing covenants. At March 31, 2014, Regency was in compliance with these covenants.

Unconsolidated Joint Venture Debt

As of March 31, 2014, Regency’s unconsolidated joint venture, HPC, had $445 million of borrowings outstanding under its revolving credit facility maturing on September 10, 2018, with a weighted average interest rate of 2.15%.

As of March 31, 2014 Regency’s other unconsolidated joint ventures had $800 million of outstanding indebtedness.

Contingent Support

In connection with the closing of the contribution of ETP’s propane operations in January 2012, ETP agreed to provide contingent, residual support of $1.55 billion of senior notes issued by AmeriGas and certain of its affiliates with maturities through 2022.

In connection with the closing of ETP’s acquisition of CrossCountry Energy, LLC in March 2012, Panhandle (as successor by merger to PEPL Holdings) agreed to provide contingent, residual support of $2.0 billion of senior notes issued by ETP with maturities through 2042. Additionally, in connection with the closing of the SUGS Contribution in April 2013, Panhandle (as successor by merger to PEPL Holdings) agreed to provide a guarantee of collection to Regency and Regency Energy Finance Corp. on $600 million of senior notes issued by Regency with maturity in 2023.

DESCRIPTION OF NEW NOTES

ETE issued the Old Notes under an indenture dated as of September 20, 2010, as supplemented by the fourth supplemental indenture thereto dated as of December 2, 2013, the fifth supplemental indenture thereto dated as of May 28, 2014 and the sixth supplemental indenture thereto dated as of May 28, 2014 (the “indenture”), between itself and U.S. Bank National Association, as trustee (the “Trustee”) and will issue the New Notes under the indenture. We refer to the Old Notes and the New Notes as the “Additional 2024 Notes.” On December 2, 2013, we issued $450 million principal amount of 5.875% Senior Notes due 2024 under the indenture (the “Existing 2024 Notes” and, together with the Additional 2024 Notes, the “notes”). The Additional 2024 Notes are additional notes under the indenture and will be treated together with the Existing 2024 Notes as a single series for all purposes under the indenture, including notices, consents, waivers, amendments, redemptions and any other action permitted under the indenture. Following the completion of this exchange offer, any Additional 2024 Notes accepted for exchange will be fungible with the Existing 2024 Notes and will trade under the same CUSIP number as the Existing 2024 Notes. References to the “notes” in this section of the prospectus include both the Existing 2024 Notes and the Additional 2024 Notes.

This description is a summary of the material provisions of the notes, the indenture and the Notes Collateral Documents (as defined below). This description does not restate those agreements and instruments in their entirety. You should refer to the notes and the indenture, forms of which are available as set forth under “Where You Can Find More Information,” for a complete description of our obligations and your rights.

You can find the definitions of various terms used in this description under “—Definitions” below. In this description, the terms “ETE,” “we,” “us” and “our” refer only to Energy Transfer Equity, L.P. and not to any of its Subsidiaries or Affiliates. The registered holder of a note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

General

The New Notes will:

•	be general senior obligations of ETE, ranking equally in right of payment with all other existing and future unsubordinated indebtedness of ETE, including the Existing 2024 Notes;

•	rank senior in right of payment to all future subordinated indebtedness of ETE, if any;

•	be secured by a Lien on the Collateral to the extent described below under “—Security for the New Notes”;

•	mature on January 15, 2024;

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	bear interest at an annual rate of 5.875%; and

•	be redeemable at any time at our option at the redemption price described below under “—Optional Redemption.”

The New Notes and the Existing 2024 Notes together constitute a series of debt securities under the indenture. The indenture does not limit the amount of debt securities we may issue under the indenture from time to time in one or more series. We may in the future issue additional debt securities (including other additional notes in addition to the new notes) under the indenture in addition to the notes.

Interest

ETE previously issued $450 million aggregate principal amount of Existing 2024 Notes. We currently have $1.15 billion aggregate principal amount of the notes outstanding. Interest on the new notes will accrue at an annual rate of 5.875% from December 2, 2013. We will pay interest on the notes in cash semi-annually in arrears on January 15 and July 15 of each year, with the next interest payment on July 15, 2014. We will make interest payments to the Holders of record at the close of business on January 1 or July 1, as applicable, before the next interest payment date. All references herein to interest in respect of the new notes shall include additional interest, if any, payable pursuant to the registration rights agreement.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of Receiving Payments on the Notes

If a Holder of notes has given wire transfer instructions to ETE, ETE will pay all principal, premium, if any, and interest on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar, unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Further Issuances

We may from time to time, without notice to or the consent of the Holders of the notes, create and issue additional notes having the same terms and conditions as the notes, except for the issue price, the issue date, the first date from which interest will accrue and, in some cases, the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes. The Additional 2024 Notes are additional notes under the indenture.

Paying Agent and Registrar

The Trustee is the paying agent and registrar for the notes. We may change the paying agent or registrar for the notes without prior notice to the Holders of the notes, and we or any of the Restricted Subsidiaries may act as paying agent or registrar; provided, however, that we will be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the Trustee or an affiliate of the Trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve us of our obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.

The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and ETE may require a Holder to pay any taxes and fees required by law or permitted by the indenture. ETE will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, ETE will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes initially will not be guaranteed by any of our Subsidiaries. However, if at any time following the Issue Date, any Subsidiary of ETE guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness, or if at any time following the Issue Date any Restricted Subsidiary of ETE otherwise incurs any Indebtedness (excluding, for the avoidance of doubt, any intercompany Indebtedness between ETE or any Subsidiary or Subsidiaries of ETE on the one hand and such Restricted Subsidiary on the other), then ETE will cause such Subsidiary or Restricted Subsidiary, as the case may be, to promptly execute and deliver to the Trustee a supplemental indenture to the indenture in a form satisfactory to the Trustee pursuant to which such Subsidiary or Restricted Subsidiary will guarantee all obligations of ETE with respect to the notes on the terms provided for in the indenture. The Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Subsidiary Guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its Subsidiary Guarantee:

•	automatically upon any direct or indirect sale, transfer or other disposition, whether by way of merger or otherwise, to any Person that is not an Affiliate of ETE, of (a) all of the Capital Stock representing ownership of such Subsidiary Guarantor or (b) all or substantially all the assets of such Subsidiary Guarantor;

•	(a) in the case of a Subsidiary Guarantor that is not a Restricted Subsidiary, following delivery by ETE to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness of ETE and (b) in the case of a Subsidiary Guarantor that is a Restricted Subsidiary, following delivery by ETE to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness; or

•	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the caption “—Defeasance and Discharge.”

If at any time following any release of a Subsidiary (that is not a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to the second bullet point in the preceding paragraph, such Subsidiary again guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness of ETE, then ETE will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the indenture in a form satisfactory to the Trustee and thus guarantee the notes and all other obligations of ETE under the indenture, in accordance with the terms of the indenture. If at any time following any release of a Subsidiary (that is a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to the second bullet point in the preceding paragraph, such Subsidiary again incurs any Indebtedness (excluding, for the avoidance of doubt, any intercompany Indebtedness between ETE or any Subsidiary of Subsidiaries of ETE on the one hand and such Restricted Subsidiary on the other), then ETE will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the indenture in a form satisfactory to the Trustee and thus guarantee the notes and all other obligations of ETE under the indenture, in accordance with the terms of the indenture.

Ranking

The notes are senior obligations of ETE and are secured on a first-priority basis by a Lien on the Collateral, subject to certain liens permitted under the indenture, which Liens are intended to be pari passu with the Liens securing the Credit Agreements. The notes:

•	rank senior in right of payment to all future obligations of ETE that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future senior obligations of ETE that are not so subordinated;

•	are structurally subordinated to all liabilities and preferred equity of Subsidiaries of ETE that are not Subsidiary Guarantors; and

•	will be guaranteed by each Subsidiary of ETE that in the future is required to become a Subsidiary Guarantor.

Each Subsidiary Guarantee, if any, will be a senior obligation of the relevant Subsidiary Guarantor and will be secured on a first-priority basis by a Lien on the Collateral owned by such Subsidiary Guarantor, subject to certain liens permitted under the indenture, which Liens are intended to be pari passu with the Liens securing the Credit Agreements and will rank senior in right of payment to all future obligations of such Subsidiary Guarantor that are, by their terms, expressly subordinated in right of payment to such Subsidiary Guarantee and pari passu in right of payment with all existing and future senior obligations of such Subsidiary Guarantor that are not so subordinated.

The notes are effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries of ETE that do not guarantee the notes. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of ETE and the holders of ETE’s Indebtedness, including the notes. As of March 31, 2014, after giving effect to the subsidiary financing transactions, ETE’s Subsidiaries had outstanding approximately $23.7 billion of indebtedness, all of which would rank effectively senior to the notes. Furthermore, the notes and each Subsidiary Guarantee will be effectively subordinated to any Indebtedness of ETE and the applicable Subsidiary Guarantor secured by liens permitted under the indenture to the extent of the value of the assets securing such Indebtedness.

Optional Redemption

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued interest to the redemption date.

The actual redemption price, calculated as provided below, will be calculated and certified to the Trustee and us by the Independent Investment Banker.

We also have the option at any time on or after October 15, 2023 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Notes called for redemption become due on the redemption date. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each Holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. For purposes of determining the redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or (b) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. and their respective successors or, if any such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by ETE and reasonably acceptable to the Trustee.

“Reference Treasury Dealer” means (a) each of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. and their respective successors, and (b) one other primary U.S. government securities dealer in the United States selected by ETE (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a U.S. government securities dealer, ETE will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis by lot or by such other manner as the Trustee shall deem fair and appropriate unless otherwise required by law or applicable stock exchange requirements. No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

Any redemption and notice of redemption may, at ETE’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an equity offering, the consummation of such equity offering).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose notes will be subject to redemption by ETE.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption, unless ETE defaults in making the redemption payment.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Security for the Notes

General

The Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations and the Existing Note Obligations are secured on a first-priority basis with Liens on the Collateral. The notes will be secured to the same extent as such obligations are so secured until such time as the aggregate principal amount of all Indebtedness then outstanding under the Revolving Credit Agreement Obligations and the Term Loan Agreement Obligations secured by such Liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets; provided that the Liens securing obligations relating to the 2020 Notes have been released concurrently with the release of the Liens securing the notes. Upon any such release of the Collateral, the “—Limitations on Liens” covenant will continue to govern the incurrence of Liens by ETE and its Restricted Subsidiaries.

The Liens securing the notes are intended to be shared equally and ratably (subject to Permitted Liens) with the holders of other Senior Obligations, which include the Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations, the Existing Note Obligations and any future Additional Senior Secured Debt Obligations. As of the issue date of the new notes, ETE’s only Senior Obligations will be the Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations, the Existing Note Obligations and the Note Obligations.

The assets securing the Senior Obligations including (i) approximately 30.8 million ETP common units and approximately 50.2 million ETP Class H units which are held through our ownership interests in ETE Common Holdings Member and ETE Common Holdings; (ii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests in ETP and 100% of the outstanding IDRs in ETP; (iii) approximately 57.2 million Regency common units held by ETE; (iv) ETE’s 100% interest in ETE GP Acquirer; and (v) ETE GP Acquirer’s 100% interest in Regency GP LLC and Regency GP, through which ETE indirectly holds a 100% interest in Regency GP, through which ETE holds the general partnership interests and IDRs in Regency, subject to certain exceptions and permitted liens. Notwithstanding the foregoing, if the documents governing any of the Collateral described above contain enforceable restrictions on assignment or transfer of any rights of ETE or any Restricted Subsidiary thereunder, then the Liens on the Collateral will be limited only to the extent necessary to comply with those enforceable restrictions. Pursuant to the Credit Agreements, the Existing Indenture, the indenture and the Collateral Documents, the Obligors also will be able to incur, without the consent of the Holders of the notes, Additional Senior Secured Debt in the future, which will be secured by Liens on the Collateral. Those Liens will rank pari passu with the Liens securing the Note Obligations, and the amount of such Additional Senior Secured Debt and other obligations could be significant. Any such Indebtedness will constitute Senior Obligations. So long as any Senior Obligations remain outstanding and are secured, the Senior Secured Parties will have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral on behalf of the Holders of the notes.

Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral may be insufficient to satisfy ETE’s obligations under the notes and the Restricted Subsidiaries’ obligations under any Subsidiary Guarantees. No appraisals of any of the Collateral have been prepared in connection with this offering. Moreover, the amount to be received upon such sale would be dependent upon numerous factors, including market conditions at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time. See “Risk Factors—Risks Related to Our Indebtedness and the Notes.”

Liens on the Collateral

ETE, the Restricted Subsidiaries (other than ETP GP and Regency GP) and certain Senior Loan Parties have entered into the Bank Collateral Documents in connection with the Credit Agreements, defining the terms of the security interests on the Collateral that secure the payment and performance when due of all of the Senior Loan Obligations of ETE and any Subsidiary Guarantors under the Credit Agreements and the Bank Collateral Documents. Similarly, the Notes Collateral Documents define the terms of the security interests on the Collateral that secure the payment and performance when due of the Note Obligations of ETE and any Subsidiary Guarantors under the indenture, the notes and the Notes Collateral Documents.

Collateral Agency Agreement

The Agents have entered into the Collateral Agency Agreement with the Collateral Agent, ETE and any Subsidiary Guarantors from time to time party thereto with respect to the Collateral. The Collateral Agency Agreement describes, among other things, the obligations, powers and duties of the Collateral Agent and the administration, preservation and disposition of the Collateral. The indenture and the Collateral Documents are subject to the terms of the Collateral Agency Agreement.

The Collateral Agency Agreement provides that the Collateral Agent or its sub-agent, acting at the direction of any Agents and subject to the limitations set forth in the Pledge Agreement or applicable law, will have the sole right to exercise remedies against the Collateral and to foreclose upon, collect or otherwise enforce the Liens on the Collateral for the benefit of the Secured Parties. The Collateral Agent will be instructed to comply with all instructions received by it from one or more administrative agents and, if the Collateral Agent receives conflicting instructions from two or more administrative agents, the Collateral Agent will not be required to comply with any such instructions until the Collateral Agent is reasonably satisfied that such conflict has been resolved; provided that if one instruction requires action and another inaction or a forbearance, then the Collateral Agent will be instructed to disregard the instruction requiring inaction or forbearance.

If any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of the Liens granted to the Collateral Agent in the Collateral or any other exercise of remedies, the proceeds received by the Collateral Agent from such foreclosure, collection or other enforcement or realization will be distributed by the Collateral Agent as follows:

1. First, to any costs, fees, charges or other amounts incurred by the Collateral Agent to collect such cash proceeds or realize upon the Collateral or otherwise owing to the Collateral Agent under the Collateral Agency Agreement or the Pledge Agreement;

2. Second, to (a) the Agents in proportion to the aggregate amount of the Senior Obligations (other than the Other Hedging Obligations (as defined in the Revolving Credit Agreement)) owed to each for application in accordance with the terms of the applicable Senior Debt Documents and (b) the administrative agent under the Revolving Credit Agreement for application to the payment of that portion of the Senior Obligations constituting Other Hedging Obligations, in each case, on a pari passu basis until all such amounts are indefeasibly paid in full in cash; and

3. Third, the balance, if any, after all of the Senior Obligations have been indefeasibly paid in full in cash, to ETE or as otherwise required by law.

No amendment or waiver of or consent to any departure from any provision of the Collateral Agency Agreement will be effective unless it is in writing and signed by each administrative agent under the Credit Agreements, the Collateral Agent and each Subsidiary Guarantor. In addition, any amendment, waiver or consent that either (i) adversely affects the equal and ratable treatment of the security interest of the Trustee or additional trustee (unless otherwise authorized pursuant to the terms of the Collateral Agency Agreement) or (ii) imposes new material obligations on the Trustee, in its capacity as such, shall not be effective unless it is signed by the Trustee.

Additional Senior Secured Debt

To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents, ETE may incur or issue and sell one or more Series of Additional Senior Secured Debt. Any such additional Series of Additional Senior Secured Debt may be secured by Liens on the Collateral that rank pari passu with the Liens securing the Senior Loan Obligations and may be guaranteed by the Subsidiary Guarantors, if any, on a senior basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the Authorized Representative with respect to any such Series of Additional Senior Secured Debt, acting on behalf of the holders of such Series of Additional Senior Secured Debt, becomes a party to the Collateral Agency Agreement by satisfying the conditions set forth therein.

Release of Collateral

The Collateral Agent’s Liens upon the Collateral will automatically be released in whole, upon (a) payment in full and discharge of all outstanding Senior Obligations and (b) termination or expiration of all commitments to extend credit under all Senior Debt Documents and the cancellation or termination or cash collateralization of all outstanding letters of credit issued pursuant to any Senior Debt Document. The Collateral Agent’s Liens upon the Collateral will automatically be released with respect to any Series of Senior Obligations, including the Note Obligations, (a) at any time the terms of such Series of Senior Obligations no longer require such Series to be secured by the Collateral and (b) the administrative agent or the Trustee, as the case may be, with respect to such Series of Senior Obligations has delivered to the Collateral Agent a written notice withdrawing such Series of Senior Obligations as being secured under the Pledge Agreement. In each such case, upon request of ETE and any administrative agent or the Trustee, as applicable, the Collateral Agent will execute (with such acknowledgements and/or notarizations as are required) any such documents as provided by ETE or such administrative agent or the Trustee, as the case may be, to evidence such release.

Each Lien on Collateral securing any Note Obligation shall be released upon such Collateral becoming not subject to any Lien securing any other Series of Senior Obligations (including pursuant to any waiver or amendment of the Credit Agreements or the Bank Collateral Documents). In this regard, the release of Liens (including Liens securing Note Obligations) on Collateral would occur upon any sale, transfer or other disposition of such Collateral that is made in accordance with the terms of the Credit Agreements and the Bank Collateral Documents, so that the sale, transfer or other disposition could be made free of those Liens. For example, the Credit Agreements contain negative covenants that prohibit us from selling, transferring or disposing of any of our properties, subject to a number of exceptions, including an exception under the Term

Loan Agreement that permits us to sell, transfer or dispose of any of our properties (including ETP common units but excluding our general partnership interests in ETP or our direct or indirect interests in ETP GP and ETP LLC which hold such general partnership units) subject only to (a) no event of default then existing or resulting from such sale and (b) pro forma compliance with the Leverage Ratio (as defined in the Term Loan Agreement). These negative covenants also prohibit us from declaring and making cash distributions to our unitholders so long as an event of default exists or would result from such restricted payment. Our partnership agreement requires us to make quarterly cash distributions of 100% of our available cash, which is defined in our partnership agreement to generally mean, for each calendar quarter, cash generated from our business in excess of the amount our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for the conduct of our business, or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. As a result, we will be entitled to sell ETP common units but not general partnership interests in ETP or our direct or indirect interests in the entities that hold such general partnership units in ETP and to make quarterly distributions of our available cash without restrictions based on the Liens securing the Senior Obligations subject only to (a) no event of default and (b) in the case of asset sales, pro forma compliance with the Leverage Ratio (as defined in the Credit Agreements). In the case of Liens securing Subsidiary Guarantees, if any, the release of Liens (including Liens securing Note Obligations) on Collateral would also occur upon the owner of the Collateral ceasing to be a Subsidiary and/or a Subsidiary Guarantor, in each case, pursuant to a transaction permitted by the Collateral Agency Agreement.

Liens on Collateral securing Note Obligations will be entitled to be released in the event of the defeasance or discharge of the indenture as described under “—Defeasance and Discharge” and as described under “—Amendments and Waivers.” Each of the Notes Collateral Agent and each other Authorized Representative shall execute and deliver all such authorizations and other instruments and take such actions (and the Holders of the notes will be deemed to have consented to and authorized the Notes Collateral Agent to execute and deliver any such authorization or instrument and take any such action) as is reasonably required for the Collateral Agent to evidence, confirm and effectuate any release of Collateral described above.

At the request of ETE, the Notes Collateral Agent will execute and deliver any documents, authorizations, instructions or instruments evidencing the consent of the Holders of the notes (and the Holders of the notes will be deemed to have consented to and authorized the Notes Collateral Agent to execute and deliver any such documentation, instructions or instruments) to any permitted release. The indenture will also direct the Notes Collateral Agent, in its capacity as Authorized Representative for Holders of notes, to take any action authorized under the Notes Collateral Documents or otherwise as may be requested by ETE to give effect to any such release.

Covenants

Change of Control

If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require ETE to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, ETE will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of notes on the relevant record date to receive interest, if any, due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, ETE will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. ETE will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, ETE will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, ETE will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by ETE.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless ETE defaults in making the Change of Control Payment. ETE will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described herein that require ETE to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that ETE repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

ETE will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by ETE and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” all conditions to any such redemption shall have been satisfied or waived, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer. Notes repurchased by ETE pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at ETE’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The occurrence of certain change of control events identified in the Credit Agreements constitutes a default under the Credit Agreements. Any future Credit Facilities or other agreements relating to the Indebtedness to which ETE becomes a party may contain similar provisions. If a Change of Control Triggering Event were to occur, ETE may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by Holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreements or other agreements relating to Indebtedness, if accelerated. The failure of ETE to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the indenture and will otherwise give the Trustee and the Holders of notes the rights described under “—Events of Default and Remedies.” See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ETE and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require ETE to repurchase such Holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ETE and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on Liens

ETE will not, nor will it permit any Restricted Subsidiary to, create, assume or incur any Lien (other than any Permitted Lien) upon any Principal Property, whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness of ETE or any other Person unless contemporaneously with the creation, assumption or incurrence of such Lien effective provisions are made whereby all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the notes to at least the same extent such Subordinated Indebtedness is subordinate to the notes or a Subsidiary Guarantee, as the case may be).

Notwithstanding the foregoing, ETE may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property to secure Indebtedness (including without limitation Senior Loan Obligations under one or more Revolving Credit Facilities); provided that the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens under this paragraph, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets.

Restriction on Sale-Leasebacks

ETE will not, and will not permit any Restricted Subsidiary to, engage in the sale or transfer by ETE or any Restricted Subsidiary of any Principal Property to a Person (other than ETE or a Restricted Subsidiary) and the taking back by ETE or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; or

(3) ETE or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of ETE or any Restricted Subsidiary that is not Subordinated Indebtedness, or (b) the purchase of Principal Property used or to be used in the ordinary course of business of ETE or the Restricted Subsidiaries.

Notwithstanding the foregoing, ETE may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not permitted by clauses (1) through (3), inclusive, of the preceding paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness secured by liens upon Principal Properties (other than Permitted Liens), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets.

Limitation on Transactions with Affiliates

ETE will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service, but excluding any cash distribution made by ETE, ETP or Regency to their respective general partners, limited partners or other equity owners in accordance with their respective partnership agreements or, in the case of any successors thereto, the respective constituent documents of any such successor entity) with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than any Affiliate Transaction that is on terms that either (i) are approved by the Conflicts Committee of the Board of Directors of ETE or (ii) taken as a whole, are fair and reasonable to ETE or the applicable Restricted Subsidiary or are no less favorable to ETE or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of ETE or such Restricted Subsidiary.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, ETE will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case ETE will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations, and will post on ETE’s website on a password-protected basis for availability solely for holders of notes):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if ETE were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if ETE were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on ETE’s consolidated financial statements by ETE’s certified independent accountants.

If, at any time, ETE is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ETE will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. ETE will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept ETE’s filings for any reason, ETE will post the reports referred to in the preceding paragraphs on its website on a password-protected basis for availability solely for holders of notes within the time periods that would apply if ETE were required to file those reports with the SEC.

Merger, Consolidation or Sale of Assets

ETE may not: (1) consolidate or merge with or into another Person (regardless of whether ETE is the surviving Person); or (2) directly or indirectly sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ETE and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is ETE or expressly assumes by supplemental indenture all of ETE’s obligations and liabilities under the indenture, the notes and any other Note Documents;

(2) the successor is organized under the laws of the United States, any state or commonwealth within the United States, or the District of Columbia;

(3) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(4) ETE has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture.

The successor will be substituted for ETE in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of ETE under the indenture. If ETE conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the indenture and under the notes except that no such release will occur in the case of a lease of all or substantially all of its assets. Notwithstanding the foregoing, this “Merger, Consolidation or Sale of Assets” covenant will not apply to: (1) a merger of ETE with an Affiliate solely for the purpose of organizing ETE in another jurisdiction within the United States of America; or (2) any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among ETE and its Restricted Subsidiaries that are Subsidiary Guarantors.

Events of Default and Remedies

Each of the following is an Event of Default under the indenture with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment of principal or premium, if any, on such notes when due at their stated maturity, upon redemption, upon declaration or otherwise;

(3) failure by ETE to comply with any of its agreements or covenants described above under “—Covenants—Merger, Consolidation or Sale of Assets,” or in respect of its obligations to make or consummate a Change of Control Offer as described under “—Covenants—Change of Control;”

(4) failure by ETE to comply with its other covenants or agreements in the indenture applicable to the notes for 60 days after written notice of default given by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ETE or any of its Subsidiaries (or the payment of which is guaranteed by ETE or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default both (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) and (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(6) certain events of bankruptcy, insolvency or reorganization of ETE or any of its Significant Subsidiaries or any group of Subsidiaries of ETE that, taken together, would constitute a Significant Subsidiary;

(7) except as permitted by the indenture, any Subsidiary Guarantee by a Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; and

(8) any security interest and Lien purported to be created by any Notes Collateral Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $100.0 million shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent, for the benefit of the Holders of the notes, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the indenture and the Notes Collateral Documents)) in favor of the Notes Collateral Agent, for a period of 30 days after notice by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the notes then outstanding, or shall be asserted by ETE or any Subsidiary Guarantor to not be, a valid, perfected, first-priority (except as otherwise expressly provided in the indenture and the Notes Collateral Documents) security interest in or Lien on the Collateral covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent or the Trustee (or an agent or trustee on its behalf) to maintain possession of certificates actually delivered to it (or such agent or trustee) representing securities pledged under the Notes Collateral Documents.

An Event of Default for the notes will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture, and an Event of Default for any such other series of debt securities will not necessarily constitute an Event of Default for the notes. Further, an event of default under other indebtedness of ETE or its Subsidiaries will not necessarily constitute a Default or an Event of Default for the notes. If an Event of Default (other than an Event of Default described in clause (6) above with respect to ETE) with respect to the notes occurs and is continuing, the Trustee by notice to ETE, or the Holders of at least 25% in principal amount of the outstanding notes by notice to ETE and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. The indenture provides that if an Event of Default described in clause (6) above occurs with respect to ETE, the principal of and accrued and unpaid interest on the notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the Trustee or any Holders of notes. However, the effect of such provision may be limited by applicable law. The Holders of a majority in principal amount of the outstanding notes may, by written notice to the Trustee, rescind any acceleration with respect to the notes and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the notes, other than the nonpayment of the principal of and interest on the notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of notes, unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against any cost, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of notes may pursue any remedy with respect to the indenture or the notes, unless:

(1) such Holder has previously given the Trustee notice that an Event of Default with respect to the notes is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested in writing that the Trustee pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any cost, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of notes or that would involve the Trustee in personal liability.

The indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the notes occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on the notes, the Trustee may withhold such notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders of notes. In addition, ETE is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants under the indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. ETE also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action ETE is taking or proposes to take in respect thereof.

Authorization of Actions to Be Taken

Each Holder of notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the indenture, to have authorized and directed the Notes Collateral Agent to enter into the Notes Collateral Documents to which it is a party, and to have authorized and empowered the Notes Collateral Agent and (through the Collateral Agency Agreement) the Collateral Agent to bind the Holders of notes and other holders of Senior Obligations as set forth in the Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder, including entering into amendments permitted by the terms of the indenture or the Collateral Documents.

Amendments and Waivers

Except as otherwise provided below, amendments of the indenture, the notes or the Notes Collateral Documents may be made by ETE and the Trustee with the written consent of the Holders of a majority in principal amount of the debt securities of each affected series then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for notes). However, without the consent of each Holder of an affected note, no amendment may, among other things:

(1) reduce the percentage in principal amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or change the time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) reduce the premium payable upon the redemption of any note as described above under “—Optional Redemption;” provided, however, that any purchase or repurchase of notes, including pursuant to the covenant described above under the caption “—Covenants—Change of Control,” shall not be deemed a redemption of the notes;

(5) make any notes payable in money other than U.S. dollars;

(6) impair the right of any Holder to receive payment of the principal of and premium, if any, and interest on such Holder’s note or to institute suit for the enforcement of any payment on or with respect to such Holder’s note; or

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Furthermore, without the consent of the Holders of at least two-thirds in principal amount of the notes then outstanding, an amendment or waiver may not make any change in any Notes Collateral Document or the provisions in the indenture dealing with the Collateral or the Notes Collateral Documents or the application of trust proceeds of the Collateral in any case that would release all or substantially all of the Collateral from the Liens of the Notes Collateral Documents (except as permitted by the terms of the indenture and the Notes Collateral Documents) or change or alter the priority of the security interests in the Collateral. The Holders of a majority in principal amount of the outstanding notes may waive compliance by ETE with certain restrictive covenants on behalf of all Holders of notes, including those described under “—Covenants—Limitations on Liens” and “—Covenants—Restriction on Sale-Leasebacks.” The Holders of a majority in principal amount of the outstanding notes, on behalf of all such Holders, may waive any past or existing Default or Event of Default with respect to the notes (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected. A waiver by the Holders of notes of any series of compliance with a covenant, a Default or an Event of Default will not constitute a waiver of compliance with such covenant or such Default or Event of Default with respect to any other series of debt securities issued under the indenture to which such covenant, Default or Event of Default applies.

Without the consent of any Holder of notes, ETE and the Trustee may amend the indenture, the notes or the Notes Collateral Documents to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of ETE under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes;

(4) establish any Subsidiary Guarantee or to reflect the release of any Subsidiary Guarantor from obligations in respect of its Subsidiary Guarantee, in either case, as provided in the indenture;

(5) secure the notes or any Subsidiary Guarantee;

(6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) add to the covenants of ETE or any Subsidiary Guarantor for the benefit of the Holders of notes or surrender any right or power conferred upon ETE or any Subsidiary Guarantor;

(8) add any additional Events of Default with respect to the notes;

(9) make any change that does not adversely affect the rights under the indenture of any Holder of notes;

(10) confirm and evidence the release, termination or discharge of any Lien securing the notes when such release, termination or discharge is permitted by the indenture or the Notes Collateral Documents;

(11) conform the text of the indenture or the notes to any provision of this Description of New Notes to the extent that such provision in this Description of New Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes, as certified by an Officers’ Certificate delivered to the Trustee;

(12) in the case of the Collateral Agency Agreement, in order to subject the security interests in the Collateral in respect of any Additional Senior Secured Debt Obligations and Senior Loan Obligations to the terms of the Collateral Agency Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted hereunder;

(13) provide for the issuance of additional notes in accordance with the indenture;

(14) with respect to any Notes Collateral Document, to the extent such amendment is reasonably necessary to comply with the terms of the Collateral Agency Agreement;

(15) provide for a successor Trustee in accordance with the provisions of the indenture; and

(16) supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of notes; provided, however, that any such action does not adversely affect the interest of the Holders of notes of such series or any other series of notes in any respect.

The consent of the Holders of notes is not necessary under the indenture, the notes or the Notes Collateral Documents to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the Holders of the notes under the indenture becomes effective, ETE is required to mail to all Holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

ETE may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“legal defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest on such notes when such payments are due from the trust referred to below;

(2) ETE’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and ETE’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the legal defeasance provisions of the indenture.

ETE at any time may terminate its obligations under the covenants described under “—Covenants” (other than “Merger, Consolidation or Sale of Assets”) (“covenant defeasance”). ETE may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If ETE exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. In the event covenant defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3), (4), (5), (7) and (8) under the caption “—Events of Default and Remedies” and the Event of Default described under clause (6) under the caption “—Events of Default and Remedies” (but only with respect to Subsidiaries of ETE), in each case, will no longer constitute an Event of Default.

If ETE exercises its legal defeasance option, any security that may have been granted with respect to the notes will be released.

In order to exercise either defeasance option, ETE must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the notes to redemption or stated maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, Holders of the notes would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their notes until maturity. Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the notes at the time of their stated maturity, if ETE exercises its covenant defeasance option for the notes and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. ETE would remain liable for such payments, however. In addition, ETE may discharge all its obligations under the indenture with respect to the notes, other than its obligation to register the transfer of and exchange notes, provided that either:

•	it delivers all outstanding notes to the Trustee for cancellation; or

•	all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption or are to be called for redemption under arrangements satisfactory to the Trustee within one year, and in the case of this bullet point, it has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Concerning the Trustee

The indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the Holders of notes unless they have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities it may incur.

U.S. Bank National Association will be the Trustee under the indenture and has been appointed by ETE as registrar and paying agent with regard to the notes. The Trustee’s address is 5555 San Felipe, Suite 1150, Houston, Texas 77056. The Trustee and its affiliates maintain commercial banking and other relationships with ETE.

Non-Recourse to the General Partners; No Personal Liability of Officers, Directors, Employees or Partners

None of LE GP, LLC, our general partner, its directors, officers, employees and partners nor the limited partners of ETE will have any personal liability for our obligations under the indenture or the notes. Each Holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Separateness

Each Holder of notes, by accepting a note, will be deemed to have acknowledged and affirmed (i) the separateness of ETP and Regency from ETE and each Restricted Subsidiary, (ii) that it has purchased the notes from ETE in reliance upon the separateness of ETP and Regency from ETE and each Restricted Subsidiary, (iii) that ETP and Regency have assets and liabilities that are separate from those of ETE and any Restricted Subsidiary, (iv) that the Note Obligations have not been guaranteed by ETP, Regency or any of their respective subsidiaries and (v) that, except as other Persons may expressly assume or guarantee any of the Note Documents or Note Obligations, the Holders of notes shall look solely to the property and assets of ETE, and any property pledged as Collateral with respect to the Note Documents, for the repayment of any amounts payable under any Note Document or the notes and for satisfaction of the Note Obligations and that none of ETP or any of its subsidiaries shall be personally liable to the Holders of notes for any amounts payable, or any other Note Obligation, under the Note Documents.

Governing Law

The indenture, the notes and the Collateral Agency Agreement will be governed by the laws of the State of New York.

Definitions

“Additional Senior Secured Debt” means any Indebtedness of ETE or any Subsidiary Guarantor (other than Indebtedness constituting Senior Loan Obligations or Indebtedness under the notes and the Subsidiary Guarantees) secured by a Lien on Collateral on a pari passu basis with the Senior Loan Obligations (but without regard to control of remedies); provided, however, that such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents.

“Additional Senior Secured Debt Documents” means, with respect to any series, issue or class of Additional Senior Secured Debt, the promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Secured Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Secured Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Secured Debt Obligations” means, with respect to any series, issue or class of Additional Senior Secured Debt, (1) all principal of and interest (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Obligor, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Senior Secured Debt, (2) all other amounts payable to the related Additional Senior Secured Debt Parties under the related Additional Senior Secured Debt Documents and (3) any renewals, extensions or refinancings of the foregoing.

“Additional Senior Secured Debt Parties” means, with respect to any series, issue or class of Additional Senior Secured Debt, the holders of such Indebtedness from time to time, any trustee or agent therefor under any related Additional Senior Secured Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Obligor under any related Additional Senior Secured Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless such Obligor or controlled Affiliate is a holder of such Indebtedness, a trustee or agent therefor or a beneficiary of such an indemnification obligation named as such in an Additional Senior Secured Debt Document).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under direct or indirect common control with” have correlative meanings.

“Agents” means, collectively, the administrative agents under the Credit Agreements, any additional agent, the Trustee, any additional trustee, and any hedge counterparty with respect to Other Hedging Obligations that has executed a Collateral Agency Hedge Counterparty Joinder (each as defined in the Revolving Credit Agreement).

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Authorized Representative” means (1) in the case of any Revolving Credit Agreement Obligations or the Revolving Credit Senior Secured Parties, the Revolving Credit Facility Collateral Agent, (2) in the case of any Term Loan Agreement Obligations or the Term Loan Senior Secured Parties, the Term Loan Facility Collateral Agent, (3) in the case of the notes or the Holders of the notes, the Notes Collateral Agent and (4) in the case of any Series of Additional Senior Secured Debt Obligations or Additional Senior Secured Debt Parties that become subject to the Collateral Agency Agreement after the date of such agreement, the Senior Representative named for such Series in the applicable Joinder Agreement, in the case of each of clauses (1), (2), (3) and (4) hereof only so long as such Senior Obligations are secured by a Lien on the Collateral under the Collateral Documents.

“Bank Collateral Documents” means, collectively, the Term Loan Facility Collateral Documents and the Revolving Credit Facility Collateral Documents.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(4) with respect to any other Person, the individual, board or committee of such Person serving a management function similar to those described in clauses (1), (2) or (3) of this definition.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of ETE or the General Partner (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of ETE and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3) the adoption of a plan or proposal for the liquidation or dissolution of ETE.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated with respect thereto.

“Collateral” means any assets or property upon which there are any Liens securing Senior Loan Obligations or Additional Secured Debt Obligations (other than (i) any cash or cash equivalents collateralizing letter of credit obligations under the Credit Facilities and or (ii) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements).

“Collateral Agency Agreement” means the amended and restated collateral agency agreement dated on or about the Issue Date among the administrative agent under the Term Loan Facility, the administrative agent under the Revolving Credit Facility, the Trustee, the Collateral Agent, ETE and the Subsidiary Guarantors party thereto, as it may be amended from time to time.

“Collateral Agent” means, with respect to any Collateral, U.S. Bank National Association in its capacity as the “Collateral Agent” under the Collateral Agency Agreement, and any successor thereto in such capacity.

“Collateral Documents” means, collectively, the Notes Collateral Documents, the Bank Collateral Documents and each of the security agreements and other instruments executed and delivered by any Obligor pursuant to either of the Credit Agreements, the indenture or any Additional Senior Secured Debt Facility for purposes of providing collateral security for any Senior Obligation (including, in each case, any schedules, exhibits or annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreements” means, collectively, the Term Loan Agreement and the Revolving Credit Agreement.

“Credit Facilities” means one or more debt facilities of ETE or any Restricted Subsidiary (which may be outstanding at the same time and including, without limitation, the Credit Agreements) with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of ETE as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements, any successor or replacement agreement or agreements or any indenture or successor or replacement indenture and whether by the same or any other agent, lender, group of lenders or investors.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“ETE Common Holdings” means ETE Common Holdings, LLC, a Delaware limited liability company, and its successors.

“ETE Common Holdings Member” means ETE Common Holdings Member, LLC, a Delaware limited liability company, and its successors.

“ETE GP Acquirer” means ETE GP Acquirer LLC, a Delaware limited liability company, and its successors.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, and its successors.

“ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, and its successors.

“ETP LLC” means Energy Transfer Partners L.L.C., a Delaware limited liability company, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Existing Indenture” means the indenture dated as of September 20, 2010 , as supplemented by a supplemental indenture establishing the Existing Notes dated as of September 20, 2010, a second supplemental indenture dated as of February 16, 2012 and a third supplemental indenture dated as of April 24, 2012 between ETE and the Trustee.

“Existing Note Documents” means the Existing Indenture, the Existing Notes and the Notes Collateral Documents.

“Existing Note Obligations” means all Obligations of ETE and the Subsidiary Guarantors under the Existing Note Documents.

“Excluded Entity” has the meaning given to such term in the definition of “Restricted Subsidiary.”

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight

Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Partner” means LE GP, LLC, a Delaware limited partnership, and its successors as general partner of ETE.

“Hedging Contract” means (1) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (2) any option, futures or forward contract traded on an exchange, and (3) any other derivative agreement or other similar agreement or arrangement.

“Hedging Obligations” of any Person means the obligations of such Person under any Hedging Contract.

“Indebtedness” means, with respect to any Person, any obligation created or assumed by such Person for the repayment of borrowed money or any guarantee thereof, if and to the extent such obligation would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of ETE’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means December 2, 2013, the date on which the existing 2024 Notes were issued under the indenture.

“Joinder Agreement” means the documents required to be delivered by a Senior Representative to the parties to the Collateral Agency Agreement in order to establish a Series of Additional Senior Secured Debt and Additional Senior Secured Debt Parties under Collateral Agency Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or similar encumbrance in, on, or of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“MLP” means each of (a) ETP, (b) Regency, (c) Sunoco Logistics Partners L.P. or (d) any other publicly traded limited partnership or limited liability company meeting the gross income requirements of Section 7704(c)(2) of the Code created or acquired by ETE or any Restricted Subsidiary after the Issue Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Tangible Assets” means, at any date of determination, the total amount of assets of ETE and its Restricted Subsidiaries (including, without limitation, any assets consisting of equity securities or equity interests in any other entity) after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets;

(3) all as prepared in accordance with GAAP and set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of ETE and its Restricted Subsidiaries (without inclusion of assets or liabilities of any Subsidiaries that are not Restricted Subsidiaries or assets or liabilities of any equity investee) for ETE’s most recently completed fiscal quarter for which financial statements are available.

“Non-Recourse Indebtedness” means Indebtedness as to which neither ETE nor any of its Restricted Subsidiaries nor any Excluded Entity is directly or indirectly liable (as a guarantor or otherwise), other than pledges of the equity of any Person that is not a Restricted Subsidiary to secure such Non-Recourse Indebtedness of such Person.

“Note Documents” means the indenture, the notes and the Notes Collateral Documents.

“Note Obligations” means all Obligations of ETE and the Subsidiary Guarantors under the Note Documents.

“notes” means the notes issued under the indenture on the Issue Date and any additional notes issued under the indenture after the Issue Date in accordance with the terms of the indenture.

“Notes Collateral Agent” means the Trustee, in its capacity as “Collateral Agent” under the indenture and under the Notes Collateral Documents, and any successor thereto in such capacity.

“Notes Collateral Documents” means the Pledge Agreement, the Collateral Agency Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor and delivered in accordance with applicable local or foreign law to grant to the Notes Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligors” means ETE and each Subsidiary Guarantor, if any, and any other Person who is liable for any of the Senior Obligations.

“Permitted Holders” means (a) any of Kelcy L. Warren, Ray C. Davis, John W. McReynolds, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes), (b) ETP or any other Person under the management or control of ETP or (c) the General Partner and entities owned solely by existing and former management employees of the General Partner.

“Permitted Liens” means at any time:

(1) any Lien existing on any property prior to the acquisition thereof by ETE or any Restricted Subsidiary or existing on any property of any Person that becomes a Restricted Subsidiary after the Issue Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of ETE or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(2) any Lien on any real or personal tangible property securing Purchase Money Indebtedness incurred by ETE or any Restricted Subsidiary;

(3) any Lien securing Indebtedness incurred in connection with extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements), in whole or in part, of Indebtedness secured by Liens referred to in clauses (1) or (2) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or assets (including replacements or proceeds thereof) covered by the Lien extended, renewed, refinanced, refunded or replaced and that the Indebtedness secured by any such extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed, refinanced, refunded or replaced and any expenses of ETE or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

(4) any Lien on Capital Stock of a Project Finance Subsidiary securing Non-Recourse Indebtedness of such Project Finance Subsidiary and on Capital Stock of any Person that is not a Restricted Subsidiary securing Non-Recourse Indebtedness of such Person; and

(5) any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of ETE or any Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledge Agreement” means the Second Amended and Restated Pledge and Security Agreement dated on or about the Issue Date between the Subsidiary Guarantors party thereto and U.S. Bank National Association, as collateral agent for the Secured Parties, as amended, modified or supplemented from time to time.

“Possessory Collateral” means (a) any Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction, (b) any rights to receive payments under any insurance policy that constitute Collateral and with respect to which the Collateral Agent (or any of its agents) is named as a loss payee and/or (c) any other Collateral (such as motor vehicles) with respect to which a secured party must be listed on a certificate of title in order to perfect a Lien thereon.

“Principal Property” means (a) any real property, manufacturing plant, terminal, warehouse, office building or other physical facility, and any fixtures, furniture, equipment or other depreciable assets owned or leased by ETE or any Restricted Subsidiary and (b) any Capital Stock or Indebtedness of ETP or Regency or any other Subsidiary of ETE or any other property or right, in each case, owned by or granted to ETE or any Restricted Subsidiary and used or held for use in any of the principal businesses conducted by ETE or any Restricted Subsidiaries; provided, however, that “Principal Property” shall not include any property or right that, in the opinion of the Board of Directors of ETE as set forth in a board resolution adopted in good faith, is immaterial to the total business conducted by ETE and the Restricted Subsidiaries considered as one enterprise.

“Project Finance Subsidiary” means any special purpose Subsidiary of ETE that (a) ETE designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed for the sole purpose of (x) developing, financing and operating the infrastructure and capital projects of such Subsidiary or (y) owning or financing any such Subsidiary described in clause (x), (b) has no Indebtedness other than Non-Recourse Indebtedness, (c) is a Person with respect to which neither ETE nor any of its Restricted Subsidiaries nor any Excluded Entity has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly provided credit support for any Indebtedness of ETE or any of its Restricted Subsidiaries or any Excluded Entity.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person, that is incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property (including Capital Stock but only to the extent of the tangible assets in such Subsidiary being acquired) used or useful in the business of such Person and its Restricted Subsidiaries and that is incurred concurrently with, or within one year following, such acquisition, construction, installation or improvement.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall refuse to make a rating on the notes publicly available (for any reason other than the failure by ETE to pay the customary fees of such agency), any nationally recognized statistical rating agency or agencies, as the case may be, selected by ETE, which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to any Change of Control, the occurrence of:

(1) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the notes by both Rating Agencies; provided that the notes did not have an Investment Grade Rating from two Rating Agencies immediately before such decrease, or

(2) a decrease in the rating of the notes by both Rating Agencies, such that the notes do not have an Investment Grade Rating from two Rating Agencies immediately after such decrease;

provided, however, that in each case such decrease occurs on, or within 60 days after the earlier of (a) such Change of Control, (b) the date of public notice of the occurrence of such Change of Control or (c) public notice of the intention by ETE to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency); and provided, further, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will disregarded in determining whether a Rating Decline has occurred for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating do not announce or publicly confirm or inform the Trustee in writing at ETE’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).

“Regency” means Regency Energy Partners LP, a Delaware limited partnership, and its successors.

“Regency GP” means Regency GP LP, a Delaware limited partnership, and its successors.

“Regency LLC” means Regency GP LLC, a Delaware limited liability company, and its successors.

“Restricted Subsidiary” means any Subsidiary of ETE (other than (a) any Project Finance Subsidiary and any direct or indirect parent of any such entity that is a MLP, (b) Regency and its Subsidiaries, (c) ETP and its Subsidiaries, (d) SUG Holdco and its Subsidiaries, (e) any entity designated as an Unrestricted Person pursuant to the Revolving Credit Agreement or the Term Loan Agreement and (f) any entity that would be deemed to be a Subsidiary of any combination of the entities in clauses (a) through (e) if such entities were being treated as a single Person (with each such deemed Subsidiary, Regency, ETP, SUG and SUG Holdco being referred to individually as an “Excluded Entity”)) that owns or leases, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Revolving Credit Agreement” means the Credit Agreement dated on or about the Issue Date, among ETE, Credit Suisse AG, as administrative agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders).

“Revolving Credit Agreement Obligations” means all Obligations of the Obligors under the Revolving Credit Agreement, including (a) (i) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Revolving Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by ETE and the Subsidiary Guarantors under the Revolving Credit Facility in respect of any letter of credit issued under the Revolving Credit Agreement, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Revolving Credit Agreement, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and the Subsidiary Guarantors or pursuant to the Revolving Credit Agreement and (b) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Revolving Credit Agreement.

“Revolving Credit Facility” means any revolving credit facility provided pursuant to a Revolving Credit Agreement.

“Revolving Credit Facility Collateral Agent” means the administrative agent under the Revolving Credit Facility and its successors and permitted assigns that assume the role of collateral agent under the Revolving Credit Facility.

“Revolving Credit Facility Collateral Documents” means the Pledge Agreement, the Collateral Agency Agreement and each other security document or pledge agreement executed by ETE or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Revolving Credit Facility Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Revolving Credit Senior Secured Parties” means, collectively, (a) the administrative agent, each other agent, the lenders and the issuing bank, in each case, under the Revolving Credit Agreement, (b) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Revolving Credit Agreement or an Affiliate of an agent or a lender under the Revolving Credit Agreement and (c) the successors and permitted assigns of each of the foregoing.

“Revolving Credit Obligation Payment Date” means the date on which (a) the Revolving Credit Agreement Obligations have been paid in full, (b) all lending commitments under the Revolving Credit Agreement have been terminated and (c) there are no outstanding letters of credit issued under the Revolving Credit Agreement other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Parties” means, with respect to any Collateral, the Senior Secured Parties whose Senior Representative is the Collateral Agent for such Collateral.

“Senior Debt Documents” means (1) the Credit Agreements and the Bank Collateral Documents, (2) the Note Documents and (3) any other Additional Senior Secured Debt Documents.

“Senior Lender” means a “Lender” as defined in either of the Credit Agreements.

“Senior Loan Obligations” means, collectively, (a) all Term Loan Agreement Obligations and (b) all Revolving Credit Agreement Obligations.

“Senior Loan Parties” means, collectively, (a) the administrative agent, the collateral agent, each other agent, the lenders and the issuing bank, in each case, under any of the Credit Agreements, (b) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under any of the Credit Agreements or an Affiliate of an agent or a lender under any of the Credit Agreements and (c) the successors and permitted assigns of each of the foregoing.

“Senior Notes Parties” means, collectively, (a) the Trustee, the Notes Collateral Agent, each other agent, the Holders of the notes, in each case, under the indenture, and (b) any other Secured Party (as defined in any Notes Collateral Document), and the successors and permitted assigns of each of the foregoing.

“Senior Obligations” means the Senior Loan Obligations, the Existing Note Obligations, the Note Obligations and any Additional Senior Secured Debt Obligations.

“Senior Representative” means, (i) in respect of a Credit Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Credit Facility or each of their successors in such capacity, as the case may be, which Person shall also be the Authorized Representative for such Credit Facility, (ii) in respect of the indenture, the Notes Collateral Agent and (iii) in respect of any Additional Senior Secured Debt, the trustee, administrative agent, collateral agent or similar agent under any related Additional Senior Secured Debt Documents or each of their successors in such capacity, as the case may be.

“Senior Secured Parties” means the Senior Loan Parties, the Notes Secured Parties and any Additional Senior Secured Debt Parties.

“Series” means (a) the Term Loan Agreement Obligations, (b) the Revolving Credit Agreement Obligations, (c) the Existing Note Obligations, (d) the Note Obligations and (e) the Additional Senior Secured Debt Obligations incurred pursuant to any Additional Senior Secured Debt Facility, which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Debt Obligations).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of ETE or a Subsidiary Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each guarantee of the obligations of ETE under the indenture and the notes by a Subsidiary of ETE in accordance with the provisions of the indenture.

“Subsidiary Guarantor” means each Subsidiary of ETE that guarantees the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.

“SUG” means Southern Union Company, a Delaware corporation, and its successors.

“SUG Holdco” means ETE Sigma Holdco, LLC, a Delaware limited liability company, and its successors.

“Term Loan Agreement” means the Senior Secured Term Loan Agreement dated on or about the Issue Date, among ETE, Credit Suisse AG, as administrative agent, and the lenders party thereto, governing the term loans provided by such lenders to ETE, including any loan documents, notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders or investors).

“Term Loan Agreement Obligations” means all Obligations of the Obligors under the Term Loan Agreement, including (a) (i) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Term Loan Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Term Loan Agreement, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and its Restricted Subsidiaries or pursuant to the Term Loan Agreement and (b) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Term Loan Agreement.

“Term Loan Facility” means any term loan facility provided pursuant to a Term Loan Agreement.

“Term Loan Facility Collateral Agent” means the administrative agent under the Term Loan Facility and its successors and permitted assigns that assume the role of collateral agent under the Term Loan Facility.

“Term Loan Facility Collateral Documents” means the Pledge Agreement and each other security document or pledge agreement executed by ETE or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Term Loan Facility Collateral Agent or perfect a valid, perfected security interest in Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Senior Secured Parties” means, collectively, (1) the administrative agent, each other agent and the lenders, in each case, under the Term Loan Agreement, (2) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Term Loan Agreement or an Affiliate of an agent or a lender under the Term Loan Agreement, and (3) the successors and permitted assigns of each of the foregoing.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the exchange of Old Notes for New Notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws (such as estate and gift tax laws or the Medicare tax on investment income) and any applicable state, local or foreign tax laws are not discussed. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated and proposed thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the New Notes. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of exchanging Old Notes for New Notes.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances, or to holders subject to special rules, including, without limitation:

•	dealers in securities or currencies;

•	traders in securities, commodities or currencies;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the New Notes as part of a hedge, straddle, conversion or other risk reduction transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, S corporations or other pass-through entities;

•	United States persons that hold their New Notes through non-United States brokers or other non-United States intermediaries; and

•	persons deemed to sell the New Notes under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES FOR THE NEW NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of Old Notes for New Notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange of Old Notes for New Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the New Notes will have the same tax attributes as the Old Notes exchanged therefor and the same tax consequences to holders as the Old Notes have to holders, including without limitation, the same issue price, tax basis and holding period.

PLAN OF DISTRIBUTION

You may transfer New Notes issued under the exchange offer in exchange for the Old Notes if:

•	you acquire the New Notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange New Notes for your Old Notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives New Notes for your own account in exchange for Old Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any New Notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions, if any, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes offered in this exchange offer will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of ETE Common Holdings, LLC as of December 31, 2013 and for the period from April 26, 2013 (inception) to December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Energy Transfer Partners GP, L.P. and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regency GP LP and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ETE GP Acquirer LLC and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RIGS Haynesville Partnership Co. and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Lone Star NGL LLC and subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 and the period from March 21, 2011 (inception) to December 31, 2011, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Midcontinent Express Pipeline LLC as of and for the years ended December 31, 2013 and 2012, and as of and for the years ended December 31, 2012 and 2011, included in Exhibits 99.3 and 99.4, respectively, of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in this prospectus in reliance on this report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PVR Partners, L.P. as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein.

The combined financial statements of Eagle Rock Energy Partners, L.P.’s midstream business as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein.

APPENDIX A

Glossary of Defined Terms

“AmeriGas” means AmeriGas Partners, L.P.

“Citrus” means Citrus Corp., which owns 100% of FGT.

“Eagle Rock” means Eagle Rock Energy Partners, L.P.

“ETE Common Holdings” means ETE Common Holdings, LLC, a wholly owned subsidiary of ETE.

“ETE Common Holdings Member” means ETE Common Holdings Member, LLC, a wholly owned subsidiary of ETE.

“ETE GP Acquirer” means ETE GP Acquirer LLC, a wholly owned subsidiary of ETE.

“ET Interstate” means Energy Transfer Interstate Holdings, LLC, a wholly owned subsidiary of ETP.

“ET LNG” means Energy Transfer LNG Export, LLC, an entity in which ETE and ETP own a 60% and 40% membership interest, respectively.

“ETP GP” means Energy Transfer Partners GP, L.P., the general partner of ETP.

“ETP LLC” means Energy Transfer Partners, L.L.C., the general partner of ETP GP.

“FEP” means Fayetteville Express Pipeline LLC.

“FERC” means the Federal Energy Regulatory Commission.

“FGT” means Florida Gas Transmission Company, LLC, which owns a natural gas pipeline system that originates in Texas and delivers natural gas to the Florida peninsula.

“HPC” means RIGS Haynesville Partnership Co.

“LNG” means liquefied natural gas.

“Lone Star” means Lone Star NGL LLC, a joint venture in which ETP and Regency own a 70% and 30% membership interest, respectively.

“NGLs” means natural gas liquids, such as propane, butane and natural gasoline.

“Panhandle” means Panhandle Eastern Pipe Line Company, LP, a wholly owned subsidiary of ETP.

“PEPL Holdings” means PEPL Holdings, LLC, a former wholly owned subsidiary of ETP that was merged with and into Panhandle.

“PVR” means PVR Partners, L.P.

“Regency GP” means Regency GP LP, the general partner of Regency.

“Regency GP LLC” means Regency GP LLC, the general partner of Regency GP.

“Southern Union” means Southern Union Company, a former wholly owned subsidiary of ETP that was merged with and into Panhandle.

A-1

“SUGS” means Southern Union Gas Services, a former wholly owned subsidiary of Southern Union acquired by Regency in the SUGS Contribution.

“SUGS Contribution” means Regency’s acquisition of SUGS, which was completed on April 30, 2012.

“Sunoco” means Sunoco, Inc., a wholly owned subsidiary of ETP.

“Sunoco Operations” means Sunoco Logistics Partners Operations L.P., a wholly owned subsidiary of Sunoco Logistics.

“Susser” means Susser Holdings Corporation.

“Transwestern” means Transwestern Pipeline Company, LLC, a wholly owned subsidiary of ETP.

“Trunkline LNG” means Trunkline LNG Company,LLC, a wholly owned subsidiary of ETE.

A-2

APPENDIX B:

LETTER OF TRANSMITTAL

TO TENDER

5.875% SENIOR NOTES DUE 2024 (CUSIP NOS. 29273V AE0 and US29268 AA4)

OF

ENERGY TRANSFER EQUITY, L.P.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED JULY 30, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 26, 2014 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

By First Class Mail: U. S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue – EP-MN-WS2N St. Paul, MN 55107-2292	By Courier or Overnight Delivery: U. S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

For Facsimile Transmission (eligible institutions only) 651-495-8158 Attn: Specialized Finance Confirm via email: escrowexchangepayments@usbank.com

For additional questions please call: 713-235-9206

If you wish to exchange your issued and outstanding 5.875% Senior Notes due 2024 (CUSIP Nos. 29273V AE0 and US29268 AA4) (the “Old Notes”) for an equal aggregate principal amount of newly issued 5.875% Senior Notes due 2024 (CUSIP No. 29273V AD2) with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exchange offer (collectively, the “New Notes”), you must validly tender (and not withdraw) your Old Notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated July 30, 2014 (the “Prospectus”), of Energy Transfer Equity, L.P. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the Old Notes for a like aggregate principal amount of New Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.	By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3.	You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4.	By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”), and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

5.	By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)	you are not engaging, do not intend to engage and have no arrangement or understanding with an person to participate, in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer;

(d)	if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes and that you cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

(e)	you understand that a secondary resale transaction described in clause 5(d) above and any resales of the New Notes obtained in exchange for the Old Notes originally acquired from the Partnership should be covered by an effective registration statement containing the selling noteholder information required by Item 507 or Item 508, as applicable, of Regulation S-K.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated May 28, 2014 (the “Registration Rights Agreement”), by and among the Issuer and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC (the “Initial Purchasers”). Such election may be made by notifying the Issuer in writing at

3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: General Counsel. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each other selling holder of Old Notes, and each person, if any, who controls the Issuer, any Initial Purchaser and any other selling holder of Old Notes within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages or liabilities that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (2) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any free writing prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case made in reliance upon and in conformity with any information relating to you furnished to the Issuer in writing by you expressly for use in any shelf registration statement, any prospectus and any free writing prospectus. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6.	If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7.	If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

8.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Partial Tenders.

Tenders of each series of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3. Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4. Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6. Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Energy Transfer Equity, L.P.